As filed with the Securities and Exchange Commission on November 9, 2009 Registration No. 333-159892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
ON
FORM S-3/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YONGYE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-8051010	2870

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

6 th Floor, Suite 608 Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District,
Beijing, PRC
86-10-8232-8866

(Address, including zip code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

Empire Stock Transfer Inc.
2470 Saint Rose Parkway,
Suite 304
Henderson, Nevada 89074
(702) 818-5898

(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)

With a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed Maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Stock, par value $0.001 per share	7,834,083	$2.61	$20,446,957	$1,141

Common Stock, par value $0.001 per share	246,224	$2.61	$642,645	$36

Total	8,080,307	$2.61	$21,089,602	$1,177

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of shares as may become necessary to adjust the number of shares issued by the Registrant to the Selling Stockholders upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions involving the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on June 5, 2009, as reported by the OTC Bulletin Board.

(3)	Previously paid.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement is a combined prospectus relating to registration statement no. 333-150949 previously filed by the registrant on Form S-1 and declared effective September 11, 2008.  This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 on Form S-3 to registration statement 333-150949, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This post-effective amendment also removes from registration 4,792,715 shares which have been sold, and 252,750 shares that were extinguished upon the cashless exercise of warrants by certain of our warrant holders, prior to the filing hereof, originally covered by the original registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus

YONGYE INTERNATIONAL, INC.

20,797,585 SHARES OF COMMON STOCK

This prospectus relates to the resale of  19,301,036 shares (the “Issued Shares”) of our common stock, par value $.001 per share (the “Common Stock”) and shares of Common Stock underlying warrants (the “Warrants”) to purchase up to an aggregate of 1,496,549 shares of our Common Stock upon exercise (the “Warrant Shares” and, together with the Issued Shares, the “Securities”) being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.

We will not receive any of the proceeds from the sale of Issued Shares by the Selling Stockholders. However, we will receive the proceeds from any cash exercise of Warrants to purchase the Warrant Shares to be sold hereunder. See “Use of Proceeds.”  The selling shareholders may sell their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We have agreed to pay certain expenses in connection with the registration of the Securities.

Our Common Stock is quoted on The NASDAQ Stock Market (“NASDAQ”) under the trading symbol “YONG”. The closing price for our Common Stock on NASDAQ on November 5, 2009 was $9.65 per share.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 9, 2009

Table of Contents

SUMMARY	1
NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
THE OFFERING	6
RISK FACTORS	7
USE OF PROCEEDS	19
DESCRIPTION OF THE BUSINESS	20
DIRECTORS AND EXECUTIVE OFFICERS	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
SELLING STOCKHOLDERS	45
PLAN OF DISTRIBUTION	52
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	55
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	56
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND MORE INFORMATION	57
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	57

i

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 7 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock. Unless otherwise indicated in this prospectus or the context otherwise requires, references to “we,” “us,” “Yongye,” “the Company” or “our Company” refer to Yongye International, Inc. (f/k/a Yongye Biotechnology International, Inc.) and its consolidated subsidiaries.

Our Company

We are engaged in the manufacturing, research, development and sales of fulvic acid based liquid and powder nutrient compounds used in the agriculture industry. Our headquarters is in Beijing, China and additional administrative offices and our manufacturing unit are located in Hohhot, Inner Mongolia, China. Currently, we sell two lines of products, both based on our fulvic acid compound base: a plant nutrition liquid compound and animal nutrition powder which is a food additive. Our products start with our proprietary fulvic acid base which is extracted from humic acid, and to which we add other natural substances to customize the base for use in our plant and animal product lines. Based on our internal data and research, we believe our proprietary technology for fulvic acid extraction creates a very pure source of fulvic acid which we use in our plant and animal nutrient products. We have found that our fulvic acid has a very light weight molecular composition, which we believe improves the overall permeability of cell walls and allows more complete transport of nutrients across plant membranes. We believe our proprietary process for extracting fulvic acid from humic acid and our patented process for mixing our plant nutrient and patent pending process for mixing our animal nutrient are key differentiators in the market and helps us  provide a high quality product which we believe provides reliable and predictable results from season to season.

On June 11, 2009, the Company caused to be formed a corporation under the laws of the State of Nevada called “Yongye International, Inc.” (“Merger Sub”) and acquired one hundred of its shares of common stock for cash.  As such, Merger Sub became a wholly owned subsidiary of the Company.  On June 23, 2009, Merger Sub was merged with and into the Company for the sole purpose of changing the Company’s name.  As a result of the merger, the separate existence of the Merger Sub ceased.  As a further result of the merger, our corporate name was changed to “Yongye International, Inc.”  We are the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

On May 8, 2009, we entered into a securities purchase agreement (the “May Purchase Agreement”) with 17 “accredited investors” (the “May Investors”) as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), for the issuance and sale of an aggregate of 5,834,083 shares of our common stock, par value $.001 per share (the “May Shares”) for aggregate gross proceeds equal to approximately $8,984,488 (the “May Offering”).    In connection with the May Offering, we entered into a registration rights agreement (the “May Registration Rights Agreement”) with the May Investors, in which we agreed to file a registration statement (the “May Registration Statement”) with the SEC to register for resale the May Shares and the Warrant Shares issuable upon the exercise of warrants issued to Roth Capital Partners, LLC (“Roth”) as placement agent of the offering to purchase up to 246,224 shares of Common Stock (the “May Warrant Shares”), within 45 calendar days of the closing date of the May Offering, and to use our best efforts to have the registration statement declared effective within 150 calendar days of the closing date of the May Offering.  We are obligated to pay liquidated damages of 1% of the dollar amount of the May Shares sold in the May Offering per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed and declared effective within the foregoing time periods.

The May Shares and May Warrant Shares were issued in reliance upon an exemption from registration pursuant to Rule 506 promulgated under the Securities Act, for transactions not involving a public offering due to the limited number of offerees and subsequent purchasers, the non-public nature of solicitation activity by our placement agent of investors with which it had pre-existing relationships, the availability and extent of corporate background information made available to the offerees and subsequent purchasers in the form of corporate presentations or “powerpoints”, and the representations obtained from such subsequent purchasers regarding their financial sophistication and intent with respect to future transfers of such securities.

2008 Financing and Reverse Merger

On September 5, 2008, we entered into a securities purchase agreement (the “September Purchase Agreement”) with 13 “accredited investors” (the “September Investors”), as defined in the Securities Act, for the sale in a private placement of an aggregate of 6,073,006 shares of our Common Stock (the “September Shares”), and the issuance of 1,518,253 warrants at an exercise price of $1.848 per share (the “September Warrants”), which exercise price was subsequently reduced to $1.54 pursuant to the terms of the warrants, for aggregate gross proceeds equal to approximately $9,349,999.55 (the “September Offering”). In connection with the September Offering, we also entered into a registration rights agreement (the “September Registration Rights Agreement”) with the September Investors, in which we agreed to file a registration statement (the “September Registration Statement”) with the SEC to register for resale the September Investor Shares and the shares underlying the September Warrants (the “September Warrant Shares”), on or prior to 45 calendar days after the closing date of the September Offering, and use our best efforts to have the September Registration Statement declared effective within 150 calendar days of the closing date of the September Offering.

The September Shares and the September Warrant Shares were issued in reliance upon the private placement exemption from registration, Section 4(2) of the Securities Act,  due to the limited number of offerees and subsequent purchasers, the non-public nature of solicitation activity by our placement agent of investors with which it had pre-existing relationships, the availability and extent of corporate background information made available to the offerees and subsequent purchasers in the form of corporate presentations or “powerpoints”, and the representations obtained from such subsequent purchasers regarding their financial sophistication and intent with respect to future transfers of such securities.

On April 17, 2008, we entered into a share exchange agreement (the “Exchange Agreement”) with Fullmax Pacific Limited, a company organized under the laws of the British Virgin Islands (“Fullmax”), the 5 shareholders of Fullmax (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of Fullmax (the “Fullmax Shares”), and our principal shareholder (the “Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Fullmax Shares in exchange for the issuance of 11,444,755 (the “Exchange Shares”) shares of our Common Stock (the “Share Exchange”). As a result of the Share Exchange, Fullmax became our wholly owned subsidiary and at that time, the Shareholders acquired approximately 84.7% of our issued and outstanding Common Stock.  As a result of the Share Exchange, we are now engaged in the sales of fulvic acid based plant and animal nutrients in China.

The Exchange Shares were issued to one of the Shareholders in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions not involving a public offering and four of the Shareholders in reliance upon the safe harbor from registration afforded by Regulation S as promulgated under the Securities Act.  Certain of the Exchange Shares were issued in reliance upon the private placement exemption from registration, Section 4(2) of the Securities Act,  due to the limited number of offeree and subsequent purchaser, the availability and extent of corporate background information made available to the offerees and subsequent purchaser, and the representations obtained from such subsequent purchaser regarding its financial sophistication and intent with respect to future transfers of such securities.  The remaining Exchange Shares were issued in reliance on Regulation S due to the non-U.S. status of the relevant shareholder, lack of directed selling efforts and the existence of an offshore transaction.

Concurrent with the Share Exchange, we entered into a securities purchase agreement (the “April Purchase Agreement”) with 19 “accredited investors” (the “April Investors”), as defined in the Securities Act, for the sale in a private placement of an aggregate of 6,495,619 shares of our Common Stock (the “April Shares”), and 1,623,905 warrants to purchase 1,623,905 shares of Common Stock (the “April Warrant Shares”) for aggregate gross proceeds equal to $10,000,651 (the “April Offering”).  The warrants issued have a 5-year exercise period with an exercise price of $1.848, which exercise price was subsequently reduced to $1.54 pursuant to the terms of the warrants. There were another 649,562 warrants issued to Roth Capital as the “Placement Agent” and these were issued with the same exercise price and term as the April Warrants.

The April Shares and April Warrant Shares were issued in reliance upon an exemption from registration pursuant to Rule 506 promulgated under the Securities Act, for transactions not involving a public offering due to the limited number of offerees and subsequent purchasers, the non-public nature of solicitation activity by our placement agent of investors with which it had pre-existing relationships, the availability and extent of corporate background information made available to the offerees and subsequent purchasers in the form of corporate presentations or “powerpoints”, and the representations obtained from such subsequent purchasers regarding their financial sophistication and intent with respect to future transfers of such securities.

Executive Offices

Our principal executive offices are located at 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC. Our telephone number at that address is 86-10-8232-8866 x8880.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-3 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 20,797,585 shares (1)

NASDAQ Symbol	YONG

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

(1)
This prospectus relates to the resale by the Selling Stockholders of Yongye International, Inc. of up to 20,797,585 shares of our Common Stock, par value $.001 per share, including up to (i) 5,982,601 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a certain Securities Purchase Agreement, dated as of April 17, 2008 (the “April Purchase Agreement”), by and among the Company, Fullmax, the CJV and certain of the Selling Stockholders (the “April Offering”); (ii) 4,000,000 of the Shares issued to Full Alliance in the share exchange that are being held in escrow pursuant to the escrow agreement by and among the Company,  ROTH Capital Partners, LLC (the “Roth”), the Investors, Tri-State Title & Escrow LLC, as escrow agent, and Full Alliance International Limited (the “Escrow Shares”); (iii) the Warrant Shares issuable upon the exercise of warrants issued as of April 17, 2008 to certain of our Selling Stockholders to purchase up to 1,623,905 shares of Common Stock; (iv) 6,073,006 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a certain Securities Purchase Agreement, dated as of September 5, 2008 (the “September Purchase Agreement”), by and among the Company and certain of the Selling Stockholders (the “September Offering”); (v) the Warrant Shares issuable upon the exercise of warrants issued as of September 5, 2008 to certain of our Selling Stockholders to purchase up to 1,518,253 shares of Common Stock; (vi) 5,834,083 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a certain Securities Purchase Agreement, dated as of May 8, 2009 (the “May Purchase Agreement”), by and among the Company, the CJV and certain of the Selling Stockholders (the “May Offering”); and (vii) 564,978 of the 686,878 shares of common stock issued to Roth upon its exercise of 649,562 Warrants to purchase shares of Common Stock that it received in connection with the April Offering, 607,301 Warrants to purchase shares of Common Stock that it received in connection with the September Offering and 246,224 Warrants to purchase shares of Common Stock that it received in connection with the May Offering. We believe that the conditions required to be met for 2,000,000 of such Escrow Shares have been satisfied as of October 16, 2009 and intend to file any required post-effective amendment necessary to deregister the offer and sale of such Escrow Shares hereunder once they have been returned to Full Alliance International Limited.

The Selling Stockholders may offer to sell the Shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. Please see “Plan of Distribution” in this prospectus for a detailed explanation of how the shares of Common Stock may be sold.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Related to Our Business

The CJV recently completed transitioning its business operations from our predecessor company.

We established the Cooperative Joint Venture, Yongye Nongfeng Biotechnology, on January 4,   2008, with the intention and ultimate goal of carrying out the business of marketing and distributing our fulvic acid plant and animal nutrient products. We have transitioned all personnel, services, and control issues for the distribution and sales operations from our predecessor company Inner Mongolia Yongye (which currently, under contract, has a 0.5% ownership interest in the Cooperative Joint Venture and is under the control of Mr. Zishen Wu), to the Cooperative Joint Venture (Mr. Wu is also the CEO of the Cooperative Joint Venture). All personnel, services, and control issues relating to the manufacturing operations - from procurement of raw materials to final production, have also been transferred to Yongye Nongfeng from the predecessor company, which was our primary contract manufacturing company for acquiring finished goods for all of 2008 and the first three quarters of 2009. This was implemented as part of the restructuring plan agreed upon in the September 2008 financing. We began transitioning the manufacturing entity to the CJV starting with the valuation of the Predecessor’s 2,000TPA equipment in October 2008, continued with the issuance of the fertilizer license into the name of the CJV on June 1, 2009 by the Ministry of Agriculture, and completed such process with the transfer of the title for the land and remaining buildings, on or about October 16, 2009.

We have complied with all of the stipulations in the supplemental agreement related to the transition of the business. The IP related transfer for the plant product has been officially completed with the patent being granted to the predecessor company and then transferred into the name of the CJV. However, the patent for the animal product has not been granted though the transfer agent has approved the transfer of the patent into the name of the CJV once it has been granted.

Currently, all of the distributorship agreements are in the name of Yongye Nongfeng, however, there are no formal agreements between Yongye Nongfeng and the branded stores. The limited operating history and the early stage of development of the Cooperative Joint Venture make it difficult to evaluate its business and future prospects. Although the “Predecessor” company, Inner Mongolia Yongye’s revenues have risen quickly and has transferred the same agreements to the CJV, we cannot assure you that the Cooperative Joint Venture will continue to maintain such profitability or that it will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

Failure to manage our recent dramatic growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

We have been expanding our operations dramatically and plan to continue to expand rapidly. To meet the demand of our customers, we must continue to expand our distribution network in terms of numbers and locations. The continued growth of our business has resulted in, and will continue to result in, substantial demand on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	increased sales and sales support activities;

•	improved administrative and operational systems;

•	stringent cost controls and sufficient working capital;

•	strengthening of financial and management controls; and

•	hiring and training of new personnel.

As we continue this effort, we may incur substantial costs and expend substantial resources. We may not be able to manage our current or future operations effectively and efficiently or compete effectively in new markets we enter. If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We rely on contractual arrangement with Inner Mongolia Yongye for our China operations, which may not be as stable and effective in providing operational control as direct ownership.

We rely on the CJV Agreement with Inner Mongolia Yongye to operate our business. Under the current CJV agreement, as a legal matter, if Inner Mongolia Yongye exercises its contractual rights to terminate the CJV agreement, we would have no rights to prevent such an event from occurring. In addition, if Inner Mongolia Yongye fails to perform its obligations under the CJV agreement, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you would be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against Inner Mongolia Yongye if it does not perform its obligations under its contracts with us.

The CJV agreement is governed by PRC laws and provides for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, this agreement would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Inner Mongolia Yongye’s reliance upon third-party suppliers for raw materials may hinder our ability to be profitable.

Inner Mongolia Yongye, or the CJV once the restructuring process is complete, is dependent upon its relationships with third parties for its supply of humic acid.  Inner Mongolia Yongye has three major suppliers of humic acid, which provided approximately 100% of its raw material feedstock in 2007, and 100% in 2008. Should any of these suppliers terminate their supply relationships, Inner Mongolia Yongye, or the CJV once the restructuring is complete, may be unable to procure sufficient amounts of humic acid to meet the demand and our profitability may be limited. In addition, these suppliers may not perform their obligations as agreed, and it may not be possible to specifically enforce the related agreements. If Inner Mongolia Yongye, or the CJV once the restructuring is complete, is unable to obtain adequate quantities of humid acid at economically viable prices, our business could become unprofitable and investors may lose their entire investment in us.

Adverse weather conditions could reduce demand for fertilizer products.

The demand for our nutrient products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products may be reduced.

Our business will suffer if Inner Mongolia Yongye loses its land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. Inner Mongolia Yongye has received the necessary land use right certificate for its primary operating facilities, but we can give no assurance that these land use rights will be renewed on favorable terms or renewed at all. If Inner Mongolia Yongye, or the CJV once the restructuring is complete, loses its land right certificates we may lose access to production facilities that may be difficult or impossible to replace. Should we, or the CJV once the restructuring is complete, have to relocate, the workforce may be unable or unwilling to work in the new location and operations will be disrupted during the relocation. The relocation or loss of facilities could cause us, or the CJV, to lose sales and/or increase costs of production, which will negatively impact our financial results.

Our business will be harmed if our major distributors reduce their orders or discontinue doing business with us.

For the year ended December 31, 2008, we sold our products primarily through 5 major distributors in our top 4 provinces. These five major customers accounted for 92% (and one major customer accounted for 43%) of our net revenue for the year ended December 31, 2008. These five major customers accounted for 82% (and the same one major customer accounted for 29%) of the predecessor’s net revenue for the year ended December 31, 2007.  Although we believe that our relationship with these distributors is good, we have no long-term supply agreements with them and any or all of them could termination their relationship with us in favor of competitors with increased productions capabilities or offering lower prices or other favorable terms. If some or all of these distributors reduce their orders or discontinue doing business with us, we could have difficulties finding new distributors to distribute our products and our revenues and net income could in turn decline considerably. Our reliance on these major distributors could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payment and/or failure to pay by these major distributors would negatively affect our cash flow.

If we cannot renew our fertilizer registration certificate, which expires in one year, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. Inner Mongolia Yongye has obtained a Fertilizer Registration Certificate from the PRC Ministry of Agriculture. Such certificate was issued in February 2008 and was reissued in June 2009 in the name of the CJV.  The certificate has a 5-year life span that includes annual renewals through 2010. Then, if all conditions remain satisfied, it will be issued as a permanent license from 2010 with no further annual renewals needed.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.

Key employees are essential to growing our business.

Mr. Zishen Wu is essential to our ability to continue to grow our business. Mr. Zishen Wu has established relationships within the industries in which we operate.  If Mr. Wu or other members of our senior management were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings;

•	maintain adequate control of our expenses; and

•
anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the fertilizer markets in China. We face the risk that new competitors with greater resources than us will enter our markets.

If we need additional financing, we may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

Financial damages may be imposed on us if we are unable to retain certain “financial professionals” as required by the securities purchase agreements.

The April Purchase Agreement and September Purchase Agreement obligate us to hire a chief financial officer who has experience as a senior financial officer of a United States public reporting company and who is (i) fluent in English, (ii) residing or will reside, upon employment by us, in Asia, and (iii) familiar with GAAP and auditing procedures and compliance for the United States public companies and to enter into an employment agreement with such professional for a term of no less than two years.  Although we have hired Mr. Sam (Yue) Yu as the chief financial officer in accordance with the preceding obligations, if we fail to continue comply with the above obligations regarding such financial professional, we may incur financial damages in the amount of 1% of the proceeds of the financing, monthly, up to an aggregate amount of 6% of the amount of the financing.

The imposition of such financial damages would require the use of capital that we had planned to use, and may require, in connection with our business.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents and trademarks of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have received one patent for our plant product and have one patent pending for our animal product with the State Intellectual Property Office of the PRC. We also have one trademark and one trademark registration application to the Trademark Bureau of State Administration of Industry and Commerce of the PRC. However, we cannot predict the degree and range of protection patents and trademarks will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology and trademark. Third parties may attempt to obtain patents claiming aspects similar to our patent and trademark applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, formula, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third-party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third-party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and, beginning with our next annual report, a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.  We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly traded companies to obtain.

We have incurred increased costs as a result of being a public company.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of our sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21.3% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and December 31, 2008.

It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements appearing elsewhere herein are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions will result in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of Fullmax Ltd and Asia Standard Oil, Ltd into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we may have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005. According to Notice 75:

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prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

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an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

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an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules, who may indirectly hold our shares through the participation and exercise of incentive stock options granted to our members of our management by Full Alliance.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On September 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we are not sure whether the New M&A Rule would require us or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the Exchange Agreement in connection with the share exchange.

Further, if the PRC government finds that we or our management members did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as (2.2)%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of our business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty managing the risk associated with doing business in the Chinese agriculture sector.

In general, the agriculture sector in China is affected by a series of factors both natural, economic and social such as climate, market, technology regulation, and globalization, which makes risk management difficult. Agriculture in China faces similar risks as do other countries, however, these can either be mitigated or exacerbated due to governmental intervention through policy promulgation and implementation either in the agriculture sector itself or sectors which provide critical inputs to agriculture such as energy or outputs such as transportation. While not an exhaustive list, the following factors could significantly affect our ability to do business:

•	Food, feed, and energy demand including liquid fuels and crude oil

•	Agricultural, financial stimulus, energy & renewable energy, and trade policies

•	Input and output pricing due to market factors and regulatory policies

•	Production and crop progress due to adverse weather conditions, equipment deliveries, and water and irrigation conditions

•	Infrastructure conditions and policies

Currently, the Company does not hold and does not intend to purchase insurance policies to protect revenue in the case that the above conditions cause loss of revenue.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu, severe acute respiratory syndrome, or SARS, or another epidemic or outbreak. From 2005 to 2007, there have been reports on the occurrences of avian flu in various parts of China and elsewhere in Asia, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our factories and the facilities of our supplier and customers which could severely disrupt our operations, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to the Common Stock

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholders, although we may receive proceeds of up to $2,304,685 if all of the outstanding Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

DESCRIPTION OF THE BUSINESS

Business Overview

We are engaged in the manufacturing, research, development and sales of fulvic acid based liquid and powder nutrient compounds for plant and animal feed used in the agriculture industry.  Fulvic acid is produced by the decomposition of plant material over a period of time and acts as a transport agent, which helps cells absorb essential minerals and elements for growth.  Based on our internal data and research, we believe our proprietary technology for fulvic acid extraction creates a very pure source of fulvic acid which we use in our plant and animal nutrient products. We have found that our fulvic acid has a very light weight molecular composition, which we believe improves the overall permeability of cell walls and allows more complete transport of nutrients across plant membranes, effectively strengthening the overall health of plants.  Additionally, the Inner Mongolia Autonomous Region Scientific and Technology Bureau (SEAL) committee, on December 6, 2008, thoroughly reviewed the scientific and economic data provided by the company and reached the opinion that information provided by the project is complete; the data is detailed and reliable, consistent with the identification requirements supports China’s agricultural production development, the product has a wide range of efficacy, thereof promoting plant growth, enhancing plant resistance, increasing production, improving quality and increasing the utilization of fertilizer. Additionally, the opinion issued by the committee stated they believe that large scale experimentation has shown that the product can increase overall crop yield by 10-20%, and for vegetables, 15-30%, with the significant improvement of the agricultural products quality, and outstanding economic and social benefits, the project has obvious innovations in humic acid extraction process and of the product preparation in selection and application in oxidants, composite precipitators, complexing agent, distributed agent and additives.

Industry and Market Overview

We believe that in order to understand our business, it is important to understand China’s economy. China has grown from a largely semi-subsistence economy to an urban economy in recent years.  The population shift to the first and second tier cities (large populations with well developed infrastructure) such as Beijing, Shanghai, Xian & Chengdu is already well documented and now smaller cities such as Hohhot, Kunming and Linyi, with over 1 million people each, are developing larger populations as well. The middle class is growing and consumers are demanding better quality agricultural products and research suggests that as income increases, as with other countries globally, consumers begin to increase consumption of meat, fruit, vegetables, poultry and dairy products (Economic Research Service/USDA, 2000).  The agricultural industry in China is expected to grow to keep up with this domestic demand, but added to this is also a global demand for China’s agriculture products.  This increased demand is creating much volatility in the supply chain due to currency fluctuations, logistics issues, pricing changes and market risk and we believe farmers are at the crux of both a source of and solution to crop and animal production issues China faces today.  This is where we believe our products can help to fulfill market need.

Currently, crop production in China is limited to only 1.827 billion mu (121.8 million hectares or approximately 301 million acres) of arable farm land, which is only about 14% of all of China’s land (China, National Bureau of Statistics, 2008). One principle to ensure food security is the “bottom line”: 1.8 billion mu (120 million hectares) of farmland which is (0.09 hectares) per capita, about a third of the global average. In 1996, China had 1.951 billion mu (130.07 million hectares), or 1.59 mu (0.11 hectares) per person — a loss of 6.4 percent of the arable land in 11 years mainly to urbanization. China approves about 4 million mu (266,667 hectares or 658,667 acres) for construction each year which impacts about  2.82 million mu (188,000 hectares) of farmland. Currently about 70% of new construction in second and third tier cities encroaches on farmland. China’s urban population was about 43.9 percent in 2006 and continues to grow with projections of 70 percent by 2050. China reported 7,438 square km of urban area in 1981 and 32,521 square km in 2005, a 340-percent increase in 25 years.

China has the world’s largest population, which it sustains on a very low amount of arable land on a per capita basis, approximately 0.09 hectare (according to a story appearing in China Daily on October 3, 2008). This is approximately 50% of that present in the United States (Source: US Census Bureau, www.census.gov). This high population density in China requires that each hectare of land feed an average of 10 people compared to the world average of 4.4 people, which means farm land is being used at close to capacity levels just for domestic production levels. Another problem is desertification, the transformation of arable or habitable land to desert due to changes in climate. Desertification claimed 1,200 square miles of land in 2007, or 120,000 hectares. This is a major improvement from losses in the 1990’s which reached 10,000 square miles per annum. According to an estimate by Interfax China, if unabated, the shortage could reach 6.67 million hectares by 2020.

This combination of limited arable land and a large and growing population has created a significant need to increase the output of crops per hectare in China using agricultural inputs as the main technology. In China, the average grain yield per acre grew 98 percent between 1980 and 2005, while total fertilizer use increased 416 percent from 9.1M tons to 47M tons. Much of the excess, however, is lost to the environment, degrading both air and water quality, with 70% of the nutrients being lost due to poor crop management (China Agriculture Statistical Year Book, 1980-2005). The last five years, beginning with 2005, have seen year on year increases in crop production which hasn’t been seen since economic reforms began in the late 1970s (USDA Foreign Agriculture Service). We believe exports and domestic consumption will continue to pressure crop production upwards, so, given the limited amount of arable land, further growth in farming capacity is likely to come from continued reliance on agricultural input technologies.

This is a common occurrence in most developing nations and has prompted the Food and Agriculture Organization of the United Nations to implement an on-going, high priority initiative to increase farmer education proper plant nutrient management. The key point is that the UN is encouraging farmers to increase nutrients to the plant without increasing the amount of fertilizer used. In case of farmer education, the majority of the world’s farmers tend to continue cultivating in traditional ways comments Bruce M Chassy, associate director of Illinois University’s biotechnology communication & outreach team, and they need to be educated about the modern methods and the governments should take initiatives for this. Overall, we believe that this supports not only our plant nutrient approach, but also our educational approach to selling our product, which is helping farmers to increase yields via overall education and proper use of input products.

Also, with the growth of the economy has come growth in consumers’ demand for a wider choice of food options.  One key area of growth is the demand for dairy products. The Chinese Government has now attached great importance to the development of this industry and it is now growing after being dormant for many years. However, average yield per cow is only about 2,000kg, indicating relatively low productivity. One major reason for this low production is mastitis, which is an inflammation of the teats which slows down milk production. This is an industry wide problem where 35-40 cows out of 100 have some form of mastitis, which is typically treated with antibiotics.

With this backdrop, we began selling our plant and animal nutrient products to help farmers increase their farming output. In crop production, we believe that our product assists farmers in generating higher yields from their crops and our first line of animal product for dairy cows assists with the reduction of mastitis to increase milk production.

Our Domestic Market

The amount of land used for agriculture in China is declining because of urban encroachment and increasing non-agricultural use of land, and a large number of farmers have moved to cities for higher paying jobs. China is going through rapid urbanization, creating pressure to use arable land for development and industrial purposes. Arable land is also being lost because of pollution (especially by heavy metals), uncontrolled erosion, overuse of chemical fertilizers and desertification. At the end of 2007, China had a total of 122 million hectares of arable farmland, which is expected to decrease to about 97 million hectares by 2015 (China National Grain and Oil Information Center).

As the overall economy grows, consumer demand for better quality food products is also growing. Over 60% of the nation’s population is comprised of low income, rural farmers (Asian Development Bank). The government has made raising the level of rural income, especially in Western China, a top economic and social goal.  The government expects annual rural income to grow between 5% and 10% through 2010. With increased income among a large portion of the population, demand for better food products, including organic “Green Food,” is expected to grow. The need to use land efficiently has led to a genuine need to improve productivity. China’s increasingly affluent urban centers and rising concerns about food quality and safety have led to greater demand for organic plant and animal nutrients (Demand for Food Quantity and Quality in China, USDA/ERS, January 2007).

Barely meeting domestic demand for agricultural products, food security has become a national priority in China (as noted in China’s Food and Agriculture: Issues for the 21st Century, ERS/USDA). China is self-sufficient in its ability to raise most of its staple crops, which is a part of food security, but increasingly dependent on imports of some agricultural products, such as soybeans, to meet rising domestic demand. This was after China’s agricultural output increased 19% in the period 1988 to 2004 from 394,080,000 tons to 469,469,000 tons (China’s Hunger: The Consequences of a Rising Demand for Food and Energy).

We estimate, by the end of 2008, the overall fertilizer market generated over $50 billion in sales in China and has grown about 30% a year from 2005 to 2009. Demand for organic plant fertilizers and nutrients is expected to grow with increasing concern over food quality and environmental issues. Over reliance on chemical fertilizers has led to soil degradation and water pollution, raising the importance of alternative means of increasing productivity. The government plans to spend approximately $169 billion, 1.6% of GDP, between 2006 and 2010 on environmental objectives (OECD, 2006). In 2007, China spent about $5.9 billion on direct subsidies for grain production and the purchase of agricultural materials, up 63% from 2006. The government is planning on additional farm subsidies, land reform initiatives, and elimination of certain agricultural taxes and is promoting the production of organically grown products by setting new standards.

Domestic competition for plant nutrients typically comes from companies in the traditional fertilizer industry, though the plant nutrient market does not directly compete with traditional fertilizer products. China’s fertilizer industry is highly fragmented, with over 2,800 fertilizer products registered with the government in 2007 (according to the PRC Ministry of Agriculture). Yongye competes against 164 other fulvic acid fertilizer products (Chinese Fertilizer Net), however, we believe that only four other similarly enhanced fulvic acid based products are truly competitors. We have found that most of the products provided by local fertilizer companies are low quality, liquid compound fertilizers, many of which are not licensed for sale. We believe these products do not provide plants with a full range of nutrients and international producers have higher quality offerings, but are comparatively expensive. Yongye’s animal nutrient product, which we believe helps to reduce the onset of mastitis, competes against medicines with antibiotic properties, which are usually used to treat livestock after the onset of infection. The Company’s nutrient product for dairy cows underwent internal research and market testing, which substantiated its beliefs that it improved milk production and helped dairy cows avoid a number of diseases including mastitis. Thus, we believe that the use of our animal nutrient product may promote health and decrease the need for expensive medicines in dairy cows.

The Market for Plant Nutrients

China Market

•	The overall fertilizer market is estimated to be a $50B industry in China – estimated to grow about 30% a year from 2005 to 2009

•	China has about 1.81B Mu of arable land – we believe all cash and row crops benefit from the use of Yongye’s “Shengmingsu”™ product

•	China purchased 63% more agricultural materials in 2007 than 2006 - the market is growing rapidly

Yongye’s Market: Ten Provinces

•	Yongye grew about 265% in 2008 as compared with its predecessor company in 2007 and expects to grow an additional 70-75% in 2009

•	Our estimates show that nutrient products are applied to about 6% of all arable land

Yongye International, Inc. and Subsidiaries			The Predecessor Inner Mongolia Yongye
YEAR ENDED DECEMBER 31, 2008			YEAR ENDED DECEMBER 31, 2007
Largest Customers	Amount of Sales	% Total Sales	Largest Customers	Amount of Sales	% Total Sales
Hebei	$20,541,267	43%	Xinjiang	$3,853,891	29%
Xinjiang	$6,886,624	14%	Beijing	$2,980,234	23%
Gansu	$6,291,070	13%	Hebei	$1,976,680	15%
Inner Mongolia	$5,663,011	12%	Dalian	$1,216,097	9%
Shandong	$4,727,842	10%	Jiangsu	$740,251	6%
Total	$44,109,813	92%	Total	$10,767,153	82%

Competitive Advantages

We believe that we have the following four competitive advantages:

1.
Unique formula for both plants and animals. Our patented plant product mixture process and patent pending animal product mixture process are for the invention of specific formulas used in these base products. We are a leading company in our industry and we plan to continue to improve and diversify our products based on customer need.

2.
Recognized and certified product offerings. We believe we are well recognized in our markets because we work with government authorities to establish the strength of our product and company and we work with farmers in creating loyalty via our sales and support process. We also make sure our products are certified by all appropriate authorities starting with the Ministry of Agriculture which allows domestic manufacturing and sales of the product. We are also ISO 9001 certified.

3.
Provide direct technical and support services to farmers who purchase products. We work to create strong customer loyalty by supporting farmers from product trials through initial purchase and finally into large quantity purchases. We educate farmers in yield production techniques and show them how our products are part of this process. We also show them how our product works by setting up trials in specific areas and helping them use the product throughout the season as well.

4.
Cost effective extraction of fulvic acid on an industry scale. Currently, we have no plans to patent our proprietary extraction process for several reasons. First of all, we believe our extraction process is unique in our industry in that it allows us to create a product which has been found to be a very pure source of fulvic acid which we use in our plant and animal nutrient products.  Secondly, we believe that we not only create a better fulvic acid base for our products, but also do it in a very cost effective manner.  We believe this allows us to create a better product at a competitive price.

We believe that our strategic growth plan for 2009 capitalizes on the following market conditions to build long term profitability:

•
In October 2008, we began a restructuring process to acquire the predecessor’s existing building and equipment for the 2000 tonnes per annum (“TPA”) facility and 120 Mu of land which will house the entire 10,000 TPA facility. This effort was completed on or about October 16, 2009 with the asset transfer agreement being executed and the land use rights being transferred.

•	Completed construction of a new 8,000 Tonnes Per Annum (TPA) processing facility in October 2008, which increased the production to 10,000 tonnes per annum.

•
Employing strategic television and print advertising to support sales throughout 2008 and 2009. For example, we launched an infomercial campaign on local channels to educate farmers and to help them alter usage patterns.

•	Developing customized and enhanced plant products targeting specific crops with the intent to increase yields and market position.

•	Increasing our line of animal product offerings to capture a wider market and produce a growing amount of revenue.

•	Building our revenue base via increased sales coverage in current provinces and increased market penetration through additional support staff coverage.

Our Corporate History and Background

We were incorporated in the State of Nevada on December 12, 2006 under the corporate name “Golden Tan, Inc.”  At that time we were engaged in the business of offering sunless tanning services and selling tanning lotions.  In 2008, we began to pursue an acquisition strategy, whereby we sought to acquire an undervalued business with a history of operating revenues in markets that provide room for growth.

The following chart reflects our current organizational structure as of the date hereof:

On April 17, 2008, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Fullmax Pacific Limited, a company organized under the laws of the British Virgin Islands (“Fullmax”), the shareholders of Fullmax (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of Fullmax (the “Fullmax Shares”), and our principal shareholder (the “Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Fullmax Shares in exchange for the issuance of 11,444,755 (the “Shares”) shares of our Common Stock (the “Share Exchange”). As a result of the Share Exchange, Fullmax became our wholly owned subsidiary and at that time, the Shareholders acquired approximately 84.7% of our issued and outstanding Common Stock.  As a result of the Share Exchange, we are now engaged in the sales of fulvic acid based plant and animal nutrients in China.

In November 2007, Asia Standard Oil Limited, a Hong Kong company that is the wholly owned subsidiary of Fullmax (“Asia Standard”), entered into a Sino-foreign cooperative joint venture agreement with Inner Mongolia Yongye (“CJV Agreement”), a PRC company that has been in the business of researching, producing and selling its own proprietary plant and animal nutrient products since 2003 (“Inner Mongolia Yongye”).  Asia Standard and Inner Mongolia Yongye formed Yongye Nongfeng Biotechnology Co., Ltd., a new cooperative joint venture under PRC law (the “CJV” or “Yongye Nongfeng Biotechnology”) in January 2008. Yongye Nongfeng Biotechnology was incorporated and approved by the Inner Mongolia Department of Commerce and the Inner Mongolia Administration for Industry and Commerce on January 4, 2008.  Under the CJV Agreement, being its capital contribution obligation, Inner Mongolia Yongye shall assign (i) its intellectual property rights, registered trademark and patents; (ii) assist the CJV to recruit the whole management team; (iii) assist the CJV to handle various governmental approval and filing matters; (iv) arrange the office and manufacturing sites for the CJV; and (v) assist the CJV to take care of foreign employees.  As a separate matter, Inner Mongolia Yongye shall assign its customers and sales contracts to the CJV. In addition, the CJV has an option to purchase the manufacturing plant of Inner Mongolia Yongye in two years. The CJV has a ten-year term commencing from January 2008, subject to extension and early termination. The CJV agreement is essentially a joint venture agreement that governs the division of profits between the parties and generally provides for how the CJV should be managed and governed, subject to applicable PRC law.  The CJV agreement may be amended or supplemented by mutual agreement of the parties.  The CJV agreement may be terminated upon unanimous consent of the board of directors of the CJV, subject to governmental approval.  PRC law mandates the dissolution of a contractual joint venture, subject to governmental approval, in certain cases: (i) the term of cooperation expires; (ii) the cooperative enterprise is unable to continue operation due to the occurrence of heavy losses or grievous injury caused by force majeure; (iii) the cooperative enterprise is unable to continue operation because one or several partners fail to implement the obligations stipulated in the cooperative enterprise contract and the articles of association; (iv) an occurrence of other causes for dissolution as set forth in the cooperative enterprise contract and the articles of association; and (v) the cooperative enterprise violates laws and administrative regulations, and is ordered to be closed by law.  Any rights of Inner Mongolia Yongye to terminate the CJV agreement would be limited to (iii) in the preceding sentence, subject to governmental approval; in the event of (ii) or (iv) in the preceding sentence, the board of directors of the CJV must make such determination, subject to governmental approval.

We operate our businesses in China solely through Yongye Nongfeng Biotechnology, which is 99.5% owned by Asia Standard and 0.5% owned by Inner Mongolia Yongye as stipulated in the CJV contract. Such percentages reflect the equity ownership assuming the total amount of registered capital has been fully paid, which is $21,000,000, of which $20,900,000 shall be contributed by Asia Standard Oil Limited, and $100,000 shall be contributed by Inner Mongolia Yongye.  Because ASO only paid $16,778,741 in the year ended 2008 and Inner Mongolia Yongye fully paid the $100,000, based upon the amount of registered capital that has been paid to date the percentages are 99.4% and 0.6%, respectively as of December 31, 2008. As agreed by Inner Mongolia Yongye separately, the former primary contract manufacturer of Shengmingsu products for Yongye Nongfeng Biotechnology, it shall assign its management and administrative team, manufacturing employees, customers, and sales contracts to Yongye Nongfeng Biotechnology.

As part of the September Financing, we consummated a restructuring process which required us to purchase the land, buildings and equipment which comprised the 10,000 TPA capacity completed in October 2008. We began this process by purchasing the predecessor’s 2000TPA equipment in October 2008, but in order to complete the process we needed to own the fertilizer license issued by the PRC Ministry of Agriculture. The fertilizer license, previously issued to Inner Mongolia Yongye, was issued in the name of Yongye Nongfeng Biotechnology (the “License”) on June 1, 2009, which now permits Yongye Nongfeng Biotechnology to manufacture its own finished products.  Now that the License has been received, we have completed the acquisition via asset transfer agreement for the remaining land and assets related to the manufacture of finished products from Inner Mongolia Yongye (the “CJV Restructuring”).

Our Principal Products and Services

The base of our product is our own proprietary fulvic acid compound, which is extracted from humic acid. Fulvic acid is a complex, acidic, biochemical polymer which can either be produced naturally by the decomposition of plant material over a long period of time or via a manufacturing process. Fulvic acid binds itself to cellulose fibers and strengthens the cell walls of plants and animals and acts as a transport agent helping cells absorb the essential minerals and elements for growth. Fulvic acid usually carries 70 or more minerals and trace elements as part of its molecular complexes. These are in ideal natural form to be absorbed by plants and interact with living cells. Plants readily absorb high amounts of fulvic acid, and more readily maintain the minerals and trace elements brought in by fulvic acid. Fulvic Acid creates bioactivity in plant cells and makes them healthier. Our proprietary process extracts fulvic acid from humic acid and creates the base fulvic acid compound used in both our plant (liquid form) and animal nutrient (powder form) products. We have determined that this process will remain a trade secret due to its importance in the creation of our final product. If we were to patent this process, we would necessarily have to publicly disclose certain information as part of the patent application, and thus lose our competitive advantage we believe we currently have.

We believe, and our research has shown, Fulvic Acid (FA) has the following key attributes when used in the agricultural industry for both plants and animals:

•	Dissolves and then absorbs minerals into itself;

•	Polymer properties protect vitamins and minerals during uptake or digestion;

•	Contains many essential nutrients for health and growth;

•	Works especially well in adverse conditions;

•	Increases natural strength and ability of cells to fight off sickness and disease;

•	Scavenges free radicals and removes toxins such as heavy metals and pollutants;

•	Increases oxygen intake into the cells; and

•	Maximizes enzyme development which results in better uptake or digestion.

The principal raw material used in creating fulvic acid is Humic Acid (HA). Humic Acid is naturally occurring organic soil matter or “humic substance” which is mined from Leonardite Coal. Humic Acid exhibits a high cation exchange capacity (CEC) or in other words makes it easier for soil nutrient particles to move within the soil, and thus to be taken in by plants. Humic Acid also increases the nutrient intake ability of plants through “chelation”. Normally, trace elements are positively charged while the pores or openings on the roots and leaves of plants are negatively charged which restricts the transfer of minerals because of the mismatched charges. However, with the addition of a chelate, Humic Acid, the minerals are encapsulated in the chelate and the positive charge changes into a net negative or neutral charge, which allows the element to pass through the pore and into the plant. Also, we have believe that the regular use of HA organic liquid compound fertilizer can enable fertilizer, insecticide, herbicide and water use to be reduced. We believe this can be supportive to the environment since it may prevent contamination of water sources caused by runoff.

Product Functions and Results: Plant Line

Our plant products are sold by the 100 ml bottle and in cases of 100 bottles each. The average farmer in China has a cultivated land area of 2-4 Mu and this requires about 6-12 bottles of product which is sprayed on every 15 days over a 45 day growing period. We believe that if the farmer uses our product correctly, he can decrease the use of fertilizers to normal levels and decrease overall usage of pesticides and herbicides which may reduce their overall input costs. Internal studies show that, depending upon the crop, the farmer will see increases in yields and value in the market place which should increase overall income. Each crop varies in response to the product, but we believe farmers may be expected to experience increases on par with the following results under the proper fertilizer and water conditions:

Crop	Yield
Capsicum (green pepper)	increases yield by up to 22.7%
Carrot:	increases yield by up to 26.5%
Celery:	increases yield by up to 26.3%
Cucumbers:	increases yield to 21.7%, and the leaves are greener, the plants are higher by 3.0cm, and earlier to market by 11 days
Grapes:	increases weight of individual grape 0.4g, 18.2%, increases sugar content 37.5%
Potatoes:	increases yield up to 17.3%, and the leaves are thicker and they bloom 7 to 10 days earlier
Watermelon:	increases yield by up to 16.9%, increases sugar content 0.8%-1.8%
Wheat:	increases yield up to 10.7%

Product Functions and Results: Animal Line

Currently, our animal product line is specifically targeted at dairy cows, although we plan to develop products customized for other animals in the future.  We believe that our animal products will help increase the capacity of the dairy supply chain by increasing the health of the dairy cows and reducing their problems with mastitis. We use our base of fulvic acid and add the Chinese herbs Matrine & Oxymatrine. Matrine and Oxymatrine are non-steroidal analgesics which are anti-inflammatory in nature and are administered in treatment of mild to severe pain or treatment of inflammatory states. They also have a variety of biological activities.

In general, our internal studies show that the financial impact for farmers from using our product has been an annual net profit increase per cow due to an increase in production, and if used for treatment of mastitis, a decrease in the costs associated with the purchase of additional products to reduce bacterial inflammation, which could also be expected to increase annual net profit.  We sell our product in 300g packets that are bundled into ten (10) 20g bags. A typical regime of use would be one cow taking 1.5g daily over a 100 day period of time.

New Products for 2009

In 2008, we did not roll out any customized products within our two product lines because the market demand for our universal product for plants and for animals was sufficient to gain market share and drive revenue. However, for 2009, we will continue to look at opportunities to develop market driven additions to our product lines as demand exists.

Plant Products

Currently, we use a universal product which can be applied to all types of crops, but will increase our product offerings to the following:

Corn, La Jiao Pepper, Wheat, Rice, Cucumber, Tomato, Cotton, Potato, Sunflower, Grapes, Tropical Fruits and Flowers.

When we introduce these products into the market place, we plan to charge a small percentage more than we do for the universal product, which should increase our revenue by a small amount. This will not replace our universally applied product as we will leave it in the market as well. We also expect to increase the price as market forces demand.

Animal Product

After successful sales in our test market, we will continue to offer our Dairy Cow products, but expect to increase sales of the product due to targeted marketing in selected provinces. We are also working on the introduction of products for pigs, chickens and sheep.

Our Contract Manufacturing Outsourced Process

We believe that our competitive advantage begins with our core intellectual property (“IP”) and cost effective production capability, which is attributed to our IP and manufacturing process we acquired from our contract manufacturer, Inner Mongolia Yongye.   The former chief scientist of Inner Mongolia Yongye worked specifically on the Shengmingsu line of products for the first five years of development and has over 40 years of experience in the industry. This has led to two invention patents applied for by Inner Mongolia Yongye (the “Predecessor Company”), which are used in the manufacturing process. Currently, one of the two patent applications has been granted (plant patent) and is in the name of the CJV while the other one is still pending (animal patent). The pending patent’s transfer to the CJV has been approved and when issued, it will be issued in the name of Yongye Nongfeng Biotechnology Co., Ltd.  These invention patents cover the formulation and stabilization of our unique plant and animal nutrient products.  Our products are approved and certified by the PRC Ministry of Agriculture.

The production process and IP we acquired from Inner Mongolia Yongye’s is scientifically designed to ensure that the end product takes advantage of the Intellectual Property and our vertical integration of our main raw materials provider to ensure constantly high quality product. Inner Mongolia Yongye is ISO 9001:2000 quality control certified (July 2007), a Hohhot Industry and Commerce Bureau AAA trusted company (awarded July 2007) and a Greenfood certified (August 2008) production facility. The production facility is housed in a 2,000 sq. meter building which is adjacent to a 4,000 sq meter building used for heating and water filtration. The actual production process for Fulvic Acid is the key intellectual property component. This process, generally described, is as follows:

•	Humic Acid is mixed with water and sodium hydroxide to form a solution.

•	The Humic Acid is precipitated as a solid while maintaining the solubilized Fulvic Acid in solution.

•	The solid Humic Acid and the solubilized Fulvic acid are separated.

•	The Fulvic Acid Compound is then mixed with special nutrients for its plant and animal product lines.

•	The animal product is turned into a powder.

•	Other customization is completed as required by customers.

Our products are packaged in bottles, bags and boxes. Each type of packaging material, along with packaging labels, is purchased from three to four manufacturers. These materials are readily available in the market. The products are then assembled and packaged in Inner Mongolia and shipped to distributors and retailers.

Manufacturing Outsourcing Contract (10,000 Tonnes Per Annum Capacity)

From January 2008 until June 1, 2009, Yongye Nongfeng Biotechnology had an outsourcing contract with Inner Mongolia Yongye for the production of our finished nutrient product. From January 2008 until September 2008, the manufacturer was running at 2,000TPA capacity, but after constructing a new 8,000TPA facility, capacity was increased to 10,000TPA. All employees have been transferred to Yongye Nongfeng.  The contract between the two companies had the following stipulations:

•
Yongye Nongfeng Biotechnology has negotiated a flat fee arrangement with Inner Mongolia Yongye of RMB 350 per unit for our plant product and RMB 120 per unit for our animal product. The term for this agreement is five (5) years with quarterly options to renew based on general prevailing conditions at the time.

•
Yongye Nongfeng Biotechnology will work towards purchasing the existing site and/or expanding to new production lines in the future. We will also work towards building other equipment manufacturer (“OEM”) relationships with other manufacturers in a way which will give us avenues for additional capacity while also protecting our IP.

•
Yongye Nongfeng Biotechnology will have the option to purchase all the equipment, facilities and land use right of Inner Mongolia Yongye during the first two (2) years of the agreement, at the minimum purchase price permitted by the Chinese government or a book price.

•	The amount of rent to be paid during the term of the agreement depends on the amount of space used by Yongye Nongfeng Biotechnology, with the fee equaling RMB 2 per square meter per day.

•
We were granted favorable tax benefits by the local tax authority because we are designated a high technology company and are located in an economic development zone in Hohhot city. This applies to the tax rate we incur for revenue, profit and VAT and is granted on a year-by-year basis.

Our Marketing and Sales Support

Our sales staff is trained to work with the distributor network, retail stores and farmers to ensure that our customers receive the right product and after-sales support.  They share their knowledge by walking through farming communities, organizing training courses, inviting local agricultural experts and university professors to speak on proper agricultural techniques as well as the use of our product. The Predecessor Company ended 2007 with marketing and sales staff of 91, which included temporary staff, and at December 31, 2008 had 65 full-time staff.  We expect that we will grow in 2009 to meet demand and support the sales of the product to our distributors. Our management in Beijing works with this staff to coordinate all marketing and sales activities.

In the past we have grown via market trials and word of mouth, but in 2008 and 2009 we introduced many larger market media programs. We work with our independent distributors to coordinate television advertisements on local channels and arrange other mass media events. We will continue to use conferences and seminars, newspaper ads and pamphlets to get customer recognition and product branding. Our staff emphasizes the technological components of our products to help end users understand the differences in products available and how to use them. Word-of-mouth advertising and sample trials of new products in new areas are essential.

One new strategy will include an infomercial campaign to promote and educate farmers on benefits of Yongye’s nutrient products and provide in-store training for farmers on the use of the products. In 2009, we began running this on CCTV, which is the agricultural channel in China. In this way, we hope to increase the predictability of operational and sales performance for both the franchisee and the farmer.

Our Distribution & Sales Network

Our Distributor Network channel is comprised by provincial or regional agents who purchase our products and sell them through a chain of local agents whose terminal sales point is a retail store or large farm. As of October 13, 2009 there were approximately 7,000 retail stores selling Shengmingsu products. This group of stores is comprised of pre-existing, independently owned agricultural product stores, which sell our product to local farmers. As of December 31, 2008, there were 1,175 such stores in the Yongye Branded Store network.

This network of retail stores create a “community-direct” model through which our distributors sell our product. In these stores, Yongye products are featured and prominently displayed. We believe these stores have a local feel and have long time recognition in the community as the “trusted” local agricultural product expert. After branding, each store has the opportunity to sell a nationally distributed product which attracts attention to the store.

While we generally encourage distributors to model each branded store after our own national model, he ultimately has the control over the final implementation of the branding along with the store owner. Store owners receive a proven product, training and promotional assistance. Some stores are supplied with a computer that has educational and promotional programs used to help farmers understand the benefits of using Yongye products.  The goal being to encourage farmers to make Yongye products a greater part of their annual planning process while building brand awareness.

Raw Materials and Our Principal Suppliers

The humic acid we use is extracted from lignite coal by local humic acid producers. They purchase lignite coal from nearby mines located in Inner Mangolia, extract humic acid and sell the humic acid to us. Leonardite is defined as highly oxidized low grade lignite that contains a relatively high concentration of the smaller molecular units (fulvic acids (FA)). China has approximately 12% of the world’s lignite reserves according to the survey of energy resources published by the World Energy Council. Both lignite coal and humic acid can be purchased locally at normal market rates on a per ton basis.

We believe we are able to produce a high quality fulvic acid base product by controlling the input of humic acid from direct, contracted suppliers. Currently, we have four principal suppliers which are all in Hohhot City: Heng Ya Trading Company, Bo Yi Ze Trading Company, Feng Li Trading Company and Sinochem. Their main supplier has dedicated one production line to us and has based their production design on our specific technical requirements. This line produces much of the humic acid we need, but only constitutes about 40% of their capacity. The other suppliers take up slack in supply when needed.

In addition to humic acid, we also utilize up to 18 different components in our production process, all of which can be readily obtained from numerous sources in local markets and require no special purchase requirements.

Competition

The Chinese fertilizer industry is highly fragmented. By 2007, there were over 2,000 fertilizer products in the government’s registry. We compete more specifically with producers of fulvic acid products and there are 164 of these in the registry (Source: Chinese Fertilizer Net). Of these 164, we believe that only four other products are similar to ours in the type of raw materials added.  The top three producers of these products based on revenue generated in 2007 were:

1.	Dry Dragon – USD $16M. Based in Xinjiang and in business for 15 years.

2.	Penshibao – USD $13.5M. Based in Guangxi. Founded in 1985.

3.	Inner Mongolia Yongye – USD $13.1M.

Competitive Advantages

We believe that we have the following four competitive advantages:

1.
Unique formula for both plants and animals. Our pending patents, as listed below, are for the invention of the specific formulas for our base plant and animal products. We will continue to improve and diversify them based on customer need.

2.
Recognized and certified product offerings. We believe we are well recognized in our markets because we work with government authorities to establish the strength of our product and company and we work with farmers in creating loyalty via our sales and support process. This leads to high recognition. We also make sure our products are certified in all the appropriate ways.

3.
Provide direct technical and support services to farmers who purchase products. We work to create strong customer loyalty by supporting farmers from product trials through initial purchase and finally into large quantity purchases. We will educate farmers in yield production techniques and how our products are part of this process. We will then show them how our product works and even set up trials in specific areas. We will then help them use the product throughout the season as well.

4.
Cost effective extraction of fulvic acid on an industry scale.  We believe our extraction process is unique in our industry in that it allows us to create a product which has been found to be more bioactive than other fulvic acid mixtures on the market.  We believe that we not only create a better fulvic acid base for our products, but do it in a cost effective manner.  We believe this allows us to create a better product at a competitive price.

Employees

The past few years have seen tremendous growth in the company and our employee base has also scaled with the business model. In focusing on our distribution base rather than on direct sales to farmers, we have decreased the number of temporary employees which are reflected in the 2007 numbers, and have hired full time sales professionals who work directly with distributors and branded stores. Here are our 2006, 2007 and 2008 numbers broken out between Yongye Nongfeng Biotechnology Co., Ltd. (YNFB), and its contracted manufacturing company Inner Mongolia Yongye (YBL):

Category	2006 YBL	2007 YBL	2008 YNFB

Admin	20	31	88
Manufacturing	24	60	0
Research & Development	11	15	0
Sales & Support	17	91	65
Total	72	197	153

As of June 30, 2009, all employees, including manufacturing staff, have signed contracts with Yongye Nongfeng Biotechnology Company, Ltd. and work exclusively for us. None of our employees are under collective bargaining agreements. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Research and Development

The product development life cycle is an important part of the way we do business. We bring new products to market in the following way: market research, funding approval, R&D on product, trials, approvals, model for marketing and market entry. The typical process may take up to three years depending upon the governmental approval process.

Intellectual Property

Inner Mongolia Yongye, the predecessor company, has carried on independent research for many years in the area of biochemistry including humic acid and fulvic acid research, development and industrialization. This research was transferred to Yongye Nongfeng as part of the CJV agreement and is the intellectual property we currently use. Inner Mongolia Yongye filed two invention patent applications with the State of Intellectual Property Office of the PRC with the application numbers 200610131953.7 and 200510118240.2. Currently, one of the two patent applications has been granted (plant patent) and is in the name of the CJV while the other one is still pending (animal patent). The pending patent’s transfer to the CJV has been approved and when issued, it will be issued in the name of Yongye Nongfeng Biotechnology Co., Ltd. We have one existing trademark and one trademark registration application with the Trademark Bureau of the State Administration of Industry and Commerce of the PRC.

Our invention patents cover the mixture of both the base formulas for the plant and animal nutrient products and we will work to ensure that this mixture process is consistently carried out while also protecting our Intellectual Property.  The Inner Mongolia Science & Technology Department has tested and compared our fulvic acid product with other fulvic acid products and found that it has a lighter weight and higher bio-activity than the other products it tested. Our extraction process for fulvic acid remains a trade secret and is protected by a non-compete contract with Professor Gao Jing.

In addition to trademark and patent protection law in China, we also rely on contractual confidentiality and non-compete provisions to protect our intellectual property rights and brand. We also take the further steps of limiting the number of people involved in the production process and, when taking in raw materials and preparing them for mixture, we refer to each ingredient by a number rather than its name.

Governmental Regulation

Our products and services are subject to regulation by central and provincial governmental agencies in the PRC. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include:

Operating license

Our operating license enables us to undertake research and development, sales and services of humic acid liquid fertilizer, sales of pesticides, and export and import of products, technology and equipment. The registration No. is 150000400000679, and it is valid until February 2010. Once the term has expired, the license is renewable for a five-year term.  The license is in the name of the CJV.

Green Food Certified

All of our fertilizer products are certified by the PRC government as green products for growing Grade AA “Green” foods which means they contain little or no chemical materials and can be used to grow organic foods. This is given by the China Green Food Research Center which has been researching organic food issues since 1992 and is part of the PRC Ministry of Agriculture. Our certificate is valid from August 2007 to August 2010 and requires an annual inspection, which we passed in 2008.

Fertilizer Registration

Fertilizer registration is required for the production of liquid fertilizer and issued by the Ministry of Agriculture of the PRC. Our registration number is Agriculture Fertilizer No. 2630 (2008).

Environmental Laws

We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.  We make capital expenditures from time to time to stay in compliance with applicable laws and regulations, though the cost in not directly passed on to our customers as we do not use cost-based pricing.

Executive Office

Our principal executive offices are located on the 6th Floor, Suite 608, at Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC. Our telephone number at that address is 86 -10-8232-8866 x8880. Our corporate website is www.yongyebiotech.com. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this registration statement on Form S-3.

Legal Proceedings

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Property

Our principal executive offices are located at 6th floor, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing PRC and the telephone number is 86-10-8232-8866 x8880. The office space is approximately 1,000 square meters in area.  Inner Mongolia Yongye’s main production facility is in the High Tech Economic Development Zone in Hohhot City in Inner Mongolia.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We own the land use rights for the land on which the manufacturing facility previously owned by Inner Mongolia Yongye is situated, which have a term of 50 years from 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Set forth below is information regarding our current directors and executive officers as of the date of this prospectus:

Name	Age	Position
Zishen Wu	41	Chief Executive Officer, President and Chairman
Taoran Sun	40	Vice Chairman
Sam (Yue) Yu	33	Chief Financial Officer
Qiang Zhao	44	VP Sales and Marketing and Director
Larry Gilmore	46	VP Corporate Strategy
Ling Zhu	41	Secretary and Treasurer
Xiaochuan Guo	43	Independent Director
Rijun Zhang	46	Independent Director
Xindan Li	43	Independent Director
Sean Shao	52	Independent Director

Zishen Wu, Chief Executive Officer, President and Chairman

Mr. Wu has been the CEO, President and Chairman of the Board of Directors of Yongye Nongfeng since inception in January 2008 and Yongye International, Inc. since April 2008.  Mr. Wu was General Manager of Inner Mongolia Yongye Biotechnology, Co., Ltd. from January 2003 to December 2007. Mr. Wu began his career as an official at the State Planning Department in Inner Mongolia from 1984 to 1988. From 1989 to 2000, Mr. Wu was appointed to various managerial positions from Director to Chairman of several State Owned Conglomerates in textile, diary and agriculture industries. In 2003 Mr. Wu founded Inner Mongolia Yongye Biotechnology Company to produce plant and animal nutrients. Mr. Wu currently is the deputy director for the Inner Mongolia Charmer of Commerce and a member of Executive Committee for Industry and Commerce Association in Inner Mongolia.

Taoran Sun, Vice Chairman

Mr. Sun joined Yongye International, Inc. as the Vice Chairman in 2008. Mr. Sun has over 16 years experience with leading media and marketing companies in China. In 1996, Mr. Sun co-founded Blue Focus PR Consulting and has remained on the Board of Directors and serves there currently. In 2005, Mr. Sun founded and served as CEO and Chairman of Lakala (Beijing) Billing Service Co. Ltd., which is an electronic payment system company. Mr. Sun received his B.A. in Economics from Beijing University in 1991.

Sam Yu, Chief Financial Officer

Mr. Sam (Yue) Yu joined the Company as Chief Financial Officer on March 25, 2009.  Before joining the Company, Mr. Yu provided capital market consulting services for Chinese companies listed on NASDAQ.  Prior to that,  Mr. Yu had served as Chief Operating Officer of Lionax International Investment Holding Ltd., a Chinese company listed on NYSE Euronext, from 2007 to 2008.  Mr. Yu also previously held positions of General Manager, Fire and Security Sector, Asia Pacific; General Manager, Suzhou Branch; Business Development Manager; and Manager of Financial Analysis; with Underwriters Laboratories Inc. in Asia and its Chicago headquarters from 2002 to 2007.  Mr. Yu was awarded a B.S. in Accounting at the University of International Business and Economics in China. He then earned an M.B.A. in General Management from the Stanford Graduate School of Business.

Qiang Zhao, VP Sales and Marketing and Director

Prior to joining the Company as the Chief Marketing Officer and director in April 2008, Mr. Zhao had over 16 years of marketing experiences where he worked for several well-known, globally competitive consumer product companies as Head of Marketing. Mr. Zhao was Senior Vice President of Marketing for Guangdong Galanz Group, a household appliance company that manufactures a line of microwave ovens for Hamilton Beach Brands. Prior to Galanz Group, Mr. Zhao was President of Gracewell, one of the well-known lingerie companies in China, and Senior Vice President of Marketing at Meijin, a well-known, domestic PDA manufacturer. Mr. Zhao received his B.A. in Journalism from China Media University, and his MBA from Cheung Kong Graduate School of Business. Mr. Zhao has written and published three sales & marketing books in China and he is Senior Adviser of the “Sales and Marketing Journal” & the “China Business News.”

Larry Gilmore, VP Corporate Strategy

Prior to joining the Company in April 2008, Mr. Gilmore was SVP of operations for Asia Standard Energy from 2005 to 2007 and had the responsibility for raising private equity for PRC small to medium enterprises and renewable energy projects  and corporate oversight on finance and accounting. Mr. Gilmore served as a Director for Asia Standard Energy from November 2007 to April 2008. Mr. Gilmore served as Managing Director of GC Global from 2001 to 2004 and assisted large organizations in major scale change initiatives. Prior to this he was the Manager of Human Resources at Alcatel and Senior Consultant at Deloitte and Touche. As a result of the resignation of Ms. Vini Dharmawan on July 23, 2008, Mr. Gilmore was appointed by the Board of Directors to serve as Interim Principal Financial Officer until a permanent replacement for this position was identified.  Upon the hiring of Sam Yu, Mr. Gilmore no longer serves as the Interim Principal Financial Officer. Mr. Gilmore obtained a B.S. in Business Administration from California State University, Sacramento in 1985 and his M.S. in International Education from University of Southern California in 2001.

Ling Zhu, Secretary and Treasurer

Zhu Ling joined the Company as Secretary in August 2008 and as Treasurer in April 2009.  Ms. Zhu joined Yongye Nongfeng’s Board of Directors as Director in January 2008. Ms. Zhu currently serves as Managing Director, and as a member of the Board of Directors, of China Consolidated Investments Limited, which she joined in Dec. 2002. Prior of that, she worked as Marketing Director in Beijing Lianshi Technology Co. Ltd., one Hong Kong based software development company, from October 2001 to December 2002. From June 1999 to September 2001, Ms. Zhu worked as Assistant General Manager at Golden Medicine Commodities Network Co., Ltd. She received her Master’s degree in Public Health from University of New South Wales in 1999 and her Bachelor’s degree in Medicine from Beijing University of Traditional Chinese Medicine in 1993.

Xiaochuan Guo, Independent Director

Professor Guo Xiaochuan joined the Company as an Independent Director in April 2008. Professor Guo received his B.S., M.S. and PhD in management science in Fudan University. He is currently the Dean of College of Economic & Management and Director of MBA Center of Inner Mongolia University where he has worked since 1998. Professor Guo worked as lecturer for Inner Mongolia University from 1988 to 1992. Professor Guo was the founder of the MBA program at Inner Mongolia University. Professor Guo serves as an Independent Director of Inner Mongolia PingZhuang Energy Resource Co., Ltd. Professor Guo also served as an Independent Director of Inner Mongolia Yili Industrial Group Co., Ltd from April 2002 to December 2007. He has served as director and Independent Directors in several enterprises, such as Inner Mongolia Shunxin Ningcheng Laojiao Co., Ltd., Inner Mongolia Rixin Group, Rising Securities and Baotou Aluminum (Group) Co., Ltd.

Rijun Zhang, Independent Director

Dr. Zhang Rijun joined the Company as an Independent Director in April 2009.  Dr. Rijun   is a professor in animal nutrition and feed biotechnology. He has served as the Director of the Laboratory of Feed Biotechnology, State Key Lab of  Animal Nutrition, College of Animal Science and Technology at China Agricultural University since December 2004, and the Director of the United Laboratory of Marine Biotechnology of the China National Fisheries Group & Chinese Academy of Science since January 2001.  Dr. Zhang was a research trainee from July 1987 to September 1991 and an assistant researcher from September 1991 to September 1995 at Beijing Agricultural University. Dr. Zhang was an assistant researcher from September 1995 to August 1996, a lecturer from September 1996 to December 1999 and an associate professor from December 1999 to November 2004, at China Agricultural University.  Dr. Zhang serves as a director on the board of directors of each of Beijing Green Hongke Ecology Sci & Tech Co., Ltd. and Biotechnology Research Center of Beijing AOLONGGANG. Through his work experience Dr. Zhang engaged in the research and development of patent products and technologies and participated in numerous academic research projects.  Dr. Zhang has been granted honors and awards including Beijing Association of Animal and Vet Science Award and Wuhan Municipal Government First Award of Scientific and Technological Progress.  Dr. Zhang received his Ph.D degree in 1996 and master’s degree in 1993 in Animal Nutrition Science from Beijing Agricultural University and his bachelor’s degree in Veterinary Medicine from Beijing Agricultural University in 1987.

Xindan Li, Independent Director

Professor Li Xindan joined the Company as an Independent Director in April 2009.  Professor Xindan has served as the Deputy Dean of the Graduate School of Management Science and Engineering and the Director of the Institute of Financial Engineering at Nanjing University since January 2001.  Prof. Li also serves as an independent director of Hitecker Company Limited, Union Securities Co. and Nanjing Agriculture Commercial Bank.  From January 1997 to January 2001, Prof. Li served as the Head of the Institute of Finance and Investment, the Deputy Department Chair and Department Chair of the Department of Finance, at Southeast University.  Prof. Li was a lecturer from July 1988 to July 1990, an assistant professor from July 1990 to December 1993 and an associate professor from December 1993 to May 1999 at Southeast University.  Prof. Li was a Fulbright Visiting Professor at Yale University from September 2004 to August 2005.  Through his work experience Prof. Li led research projects and published books and papers in the economic and finance fields.  Prof. Li has been granted honors and awards including Outstanding Expert with Special Subsidies by the State Council and New Century Outstanding Talents by the Ministry of Education of PRC.  Prof. Li received his Ph.D. degree in Finance in 1999 and his bachelor’s degree in Management Science and his bachelor’s degree in Economic in 1988 from Fudan University, China.

Sean Shao, Independent Director

Mr. Sean Shao joined the Company as an Independent Director in April 2009.  Mr. Sean Shao currently serves as the Chairman of Compensation Committee and Director of Agria Corporation (NYSE:GRO), Chairman of Audit Committee and Director of China Nuokang Bio-Pharmaceutical, Inc., Chairman of Audit Committee and Director of China Biologic Products, Inc. (OTCBB:CBPO.OB), Chairman of Audit Committee and Director of China Public Security Technology, Inc. (NASDAQ:CPBY).  Prior to that, Mr. Shao worked as the Chief Financial Officer of Trina Solar Limited (NYSE: TSL) from September 2006 to June 2008, the Chief Financial Officer of ChinaEdu Corporation (NASDAQ:CEDU) from September 2005 to August 2006 and the Chief Financial Officer of Watchdata Technologies Ltd. from August 2004 to September 2005.  Mr. Shao had previously worked as Audit Senior Manager of Deloitte & Touche, Beijing and Toronto Offices for ten years since 1994.  From January 1991 to February 1994, Mr. Shao worked as the Director of Finance and Administration of Caledonia Marble Co., Ltd..  From April 1989 to November 1990, Mr. Shao was the Financial Controller of T.C. Construction Co., Ltd.  Mr. Shao received his master’s degree in Health Care Administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982.  Mr. Shao is a member of the American Institute of Certified Public Accountants.

Family Relationships

There are no family relationships among our directors or officers.

Section 16(A) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of such reports filed with the SEC and written representations of our directors and executive offers, we believe that all persons subject to reporting filed the required reports on time in 2008.

Code of Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics (the “Code”) that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can obtain a copy of the Code by sending a written request to the attention of Mr. Sam Yu, 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC.

Board Composition and Meetings of the Board of Directors

The Board of Directors is currently composed of seven members. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. Through December 31, 2008, our Board of Directors acted by written consent once and had not taken action at a meeting of the Board.

It is our policy that all members of the Board of Directors attend the Annual Meeting of Stockholders in person, although we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual stockholder meeting.

Audit Committee and Audit Committee Financial Expert

Our Audit Committee is currently composed of Messrs. Sean Shao, Li Xindan and Guo Xiaochuan, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.  Mr. Sean Shao acts as chairman of the Audit Committee. In addition, the Board of Directors has determined that Mr. Sean Shao is an “audit committee financial expert” and “independent” as defined under the relevant rules of the SEC and Nasdaq. The Audit Committee assists the Board of Directors in fulfilling its oversight of the quality and integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. The Audit Committee also oversees the performance of the Company’s internal audit and compliance functions. The Chairman of the Audit Committee is Sean Shao.

Compensation Committee

The Compensation Committee is governed by a written charter. The Compensation Committee consists of Guo Xiaochuan, Sean Shao and Li Xindan. Compensation decisions during the fiscal year ended December 31, 2008 were made by the full Board of Directors. The Committee is charged with the responsibility of reviewing and approving executive officers’ compensation. The Chairman of the Compensation Committee is Li Xindan. Each member of the Compensation Committee meets the independent requirements applicable to such committee under the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Li Xindan, Guo Xiaochuan and Sean Shao. The Chairman of the Nominating and Corporate Governance Committee is Guo Xiaochuan. To date, the Nominating and Corporate Governance Committee have not engaged any third parties to assist them in identifying candidates for the Board.

Independent Directors

As a result of the review of Nasdaq Marketplace Rules, the Board has determined that the following directors, comprising a majority of the entire Board, are independent: Guo Xiaochuan, Sean Shao, Li Xindan and Zhang Rijun.

Policy Regarding Board Attendance

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Shareholder Communications

The Company has a process for shareholders who wish to communicate with the Board of Directors. Shareholders who wish to communicate with the Board may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Background and Compensation Philosophy

Our Compensation Committee has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Compensation Committee in determining the compensation of our executive officers.

Elements of Compensation

Some of our executive officers receive a base salary to compensate them for services rendered during the year. Our policy of compensating our certain executives with a cash salary has served the Company well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives equity incentives, or other benefits for the Company to continue to be successful.

Base Salary and Bonus. The value of base salary and bonus for each our executive reflects his skill set and the market value of that skill set in the sole discretion of the Compensation Committee.

Equity Incentives. The Company and its subsidiaries have not established an equity based incentive program and have not granted stock based awards as a component of compensation. In the future, we may make awards under an equity incentive plan pursuant to which awards may be granted if our Compensation Committee determines that it is in the best interest of the Company and its stockholders to do so.

Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executives’ compensation.

Deferred Compensation. We do not provide our executives the opportunity to defer receipt of annual compensation.

Summary Compensation Table

The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, for each of the last two fiscal years of our company to each named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal	Fiscal	Salary	Bonus	Stock Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)
Zishen Wu, Chief	2008	171,233	17,123	—	—	—	188,356
Executive Officer,
President and	2007	14,623	—	—	—	—	14,623
Chairman
Larry Gilmore, VP	2008	62,500	4,566	—	—	—	67,066
Corporate Strategy*
Qiang Zhao,	2008	114,155	11,416	—	—	—	125,571
VP Sales &
Marketing	2007	—	—	—	—	—	—

*  Prior to Mr. Yu’s employment as chief financial officer, Mr.Gilmore served as our interim chief financial officer.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. The bonuses given to the above executive officers were discretionary and were generally linked to our business position, the executive officer’s performance for the year and reflects the executive officer’s skill set and the market value of that skill set.  In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Director Compensation

Our non-independent directors are paid an annual stipend of $50,000 in monthly installments and are also reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. Our Independent Directors receive an annual stipend of $40,000 in monthly installments and are also reimbursed for travel related fees.

The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, to its directors for the fiscal year ended December 31, 2008:

Summary Compensation of Directors

Name	Fees Earned or Paid in Cash	Stock Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
	($)	($)	($)	($)	($)
Zishen Wu, Chief	43,924	—	—	—	43,924
Executive Officer,
President and
Chairman
Toaran Sun	43,924	—	—	—	43,924
Qiang Zhao	43,924	—	—	—	43,924
Xiaochuan Guo	14,642	—	—	—	14,642
Haiming Zhang (1)	14,642	—	—	—	14,642

(1)           Mr. Zhang Haiming no longer serves on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Compensation Committee.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Employment Contracts

We have entered into an employment agreement with each of Wu Zishen, Qiang Zhao, Larry Gilmore and Sam (Yue) Yu. The CJV entered into an employment contract on April 17, 2008 with Mr. Wu Zishen to employ him as its Chairman and CEO. Mr. Wu is entitled to an annual gross salary in an amount of $205,479 including all allowances, social insurance and housing fund. Mr. Wu is also entitled to a stipend of $50,000 per year for board activities. He may also pay premiums for social security insurance schemes such as pension, unemployment, medical insurance and other social insurance coverage in accordance with relevant PRC laws and regulations. The CJV has a right to adjust the salary and welfare benefits of Mr. Wu appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as its salary and position adjustment policies and business conditions experienced. Either party to the agreement has a right to terminate the agreement, subject to the terms and conditions therein.

We have entered into a service agreement with each of our non-independent directors for an annual stipend of $50,000 to be paid in monthly installments.  We have entered into a service agreement with each of our independent directors for an annual stipend of $40,000 to be paid in monthly installments.

The CJV entered into an employment contract effective as of March 25, 2009 with Mr. Sam (Yue) Yu to employ him as its Chief Financial Officer.  Mr. Yu is entitled to an annual gross salary in an amount of $145,000 and a discretionary bonus.

The CJV entered into an employment contract on April 17, 2008 with Mr. Qiang Zhao to employ him as its VP Sales & Marketing. Mr. Zhao is entitled to an annual gross salary in an amount of $136,986 including all allowances, social insurance and housing fund. Mr. Zhao is also entitled to a stipend of $50,000 per year for board activities. He also pays premiums for social security insurance schemes such as pension, unemployment, medical insurance and other social insurance coverage in accordance with relevant PRC laws and regulations. The CJV has a right to adjust the salary and welfare benefits of Mr. Zhao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as its salary and position adjustment policies and business conditions experienced. Either party to the agreement has a right to terminate the agreement, subject to the terms and conditions therein.

The CJV entered into an employment contract on April 17, 2008 with Mr. Larry Gilmore to employ him as its VP Corporate Strategy and was later amended to include the role of interim Principal Financial Officer. Mr. Gilmore’ annual gross salary for 2008 amounted to $62,500 including all allowances in accordance with relevant PRC laws and regulations. The CJV has a right to adjust the salary and welfare benefits of Mr. Gilmore appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as its salary and position adjustment policies and business conditions experienced. Either party to the agreement has a right to terminate the agreement, subject to the terms and conditions therein.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its directors or executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of November 9, 2009 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director and named executive officer, and (iii) all of our directors and executive officers as a group. As of November 6, 2009, we had 34,275,134 shares of Common Stock outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is 6th Floor Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC.

Unless otherwise indicated, all share ownership figures include shares of our Common Stock assumable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of September 9, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock
Full Alliance International Limited (1)	7,657,704	22.34%
Knight Bridge Group Limited (2)	2,861,189	8.35%
Ardsley Partners Fund II, LP (3)	1,897,830	5.54%
Ardsley Offshore Fund, Ltd. (3)	453,028	1.32%
Ardsley Partners Institutional Fund, LP (3)	1,205,885	3.52%
1998 Hempleman Family Trust (3)	393,985	1.15%
Special Situations Private Equity Fund, L.P. (4)	1,456,336	4.22%
Special Situations Cayman Fund, L.P. (4)	2,110,938	6.08%
Special Situations Fund III QP, LP (4)	974,026	2.84%
Lake Union Capital Fund, LP(5)	2,000,000	5.84%
Zishen Wu (6)	—	—
Taoran Sun (6)	—	—
Qiang Zhao (6)	—	—
Sam (Yue) Yu (6)	—	—
Larry Gilmore (6)	—	—
Rijun Zhang (6)	—	—
Xiaochuan Guo (6)	—	—
Xindan Li (6)	—	—
Sean Shao (6)	—	—
All Directors and Executive Officers, as a group	—	—

(1)
The business address of Full Alliance International Limited is OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands. Full Alliance is wholly owned by Ms. Xingmei Zhaong and such shares may be deemed to be beneficially owned by Ms. Zhaong.

(2)
As reported on the Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on June 17, 2008, the business address of Knight Bridge Group Limited is 2021 Two Pacific Place, 88 Queensway, Hong Kong.  Knight Bridge Group Limited is controlled by Mr. Kwok Cheuk Yuen, who may be deemed to beneficially own such shares.

(3)
As reported on Amendment No. 1 to Schedule 13G/A filed with the SEC on February 13, 2009 (the “Schedule 13G/A”), these are all affiliated entities with a business address c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT 06902; Ardsley Advisory Partners (“Ardsley”), the Investment Manager of Ardsley Offshore Fund, Ltd. (“Ardsley Offshore”) and the Investment Advisor of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of common stock owned by Ardsley Offshore, and the managed accounts, and accordingly may be deemed the direct “beneficial owner” of such shares of common stock; Ardsley, the Investment Adviser of Ardsley Partners Fund II, LP (“AP II”) and Ardsley Institutional Fund, LP (“Ardsley Institutional”), shares the power to vote and direct the disposition of the proceeds from the sale of the shares of common stock owned by AP II and Ardsley Institutional and, accordingly, may be deemed the direct “beneficial owner” of such shares of common stock; Ardsley Partners I (“Ardsley Partners”), the General Partner of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the shares of common stock owned by AP II and Ardsley Institutional, and accordingly, may be deemed the direct “beneficial owner” of such shares of common stock; Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect “beneficial owner” of the shares of common stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts; Mr. Hempleman disclaims beneficial ownership of all of the shares of common stock reported in the Schedule 13G/A.

(4)
Consists of (i) 1,229,004 shares of our common stock and 227,332 warrants to purchase our common stock owned by Special Situations Private Equity Fund, L.P. (“SSPS”), (ii) 1,668,750 shares of our common stock and 422,188 warrants to purchase our common stock owned by Special Situations Cayman Fund, L.P. (“Cayman”), and (iii) 974,026 shares of our common stock owned by Special Situations Fund III, QP, L.P. (“QP”).  MGP Advisors Limited (“MGP”) is the general partner of QP.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to Cayman and the investment adviser to QP and SSPS.  Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”) are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Marxe and Greenhouse share voting and investment control over the portfolio securities of each of SSPS, Cayman and QP.  The address of each of SSPS, Cayman and QP is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)
The business address of Lake Union Capital Fund, LP is c/o Lake Union Capital Management, LLC, 600 University Street, Suite 1520 Seattle, WA, 98101.  As reported on Schedule 13G filed with the SEC on May 20, 2009, Michael Self , Lake Union Capital Management, LLC and Lake Union Capital Fund, LP have shared voting and dispositive power over the shares of common stock owned by Lake Union Capital Fund, LP.

(6)	Address of referenced person is c/o Yongye International, Inc., 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Based on CJV contractual terms and subject to approval from original approval authority, Inner Mongolia Yongye is a 5% owner of Yongye Nongfeng and Asia Standard Oil, Ltd. is a 95% owner in the CJV. However, based upon actual capital injection into the CJV as of the period ended June 30, 2009, Inner Mongolia Yongye is a .5% owner of Yongye Nongfeng Biotechnology and Asia Standard Oil, Ltd. is a 99.5% owner. Mr. Zishen Wu controls Inner Mongolia Yongye and is the CEO of Yongye Nongfeng Biotechnology. He also sits on the boards of both companies as Chairman. During the years ended December 31, 2008 and 2007, Inner Mongolia Yongye entered into several intercompany loan transactions with affiliated entities, none of which have been assumed by Yongye Nongfeng Biotechnology. In addition, in January 2008, Yongye Nongfeng Biotechnology entered into a Cooperation Agreement with Inner Mongolia Yongye providing for the terms of contract manufacturing of nutrient product on terms disclosed elsewhere herein. In January 2008 Inner Mongolia Yongye and Yongye Nongfeng Biotechnology also entered into a Sales Agreement providing for the sale of existing nutrient inventory on terms disclosed elsewhere herein.

As of December 31, 2008, the predecessor is Yongye Nongfeng’s only vendor that provided $43,509,906 (100%) of the Company’s purchased finished goods for the year ended December 31, 2008. As of December 31, 2008, due from related party is $192,741 and represents the payment the Company made for the predecessor for its professional fees and research & development fee. According to the contract, the predecessor sells to Yongye Nongfeng at fixed prices of RMB 350 per case for plant products and RMB 120 per case for animal products.

During the year ended December 31, 2008, the Company borrowed $1,617,293 from Ms. Yin’s (Mr. Wu’s wife) company Inner Mongolia Chilechuan Culture Development Co., Ltd. The amounts are unsecured and non-interest bearing, and has been repaid before December 31, 2008.

Yongye Nongfeng and the predecessor entered lease-exchange arrangements to lease land, buildings and equipments to each other. On June 1, 2008, a land lease agreement was entered into in which Yongye Nongfeng would lease a land of 74,153 square meters from the predecessor from June 1, 2008 to May 31, 2009. On September 28, 2008, a building lease agreement and an equipment lease agreement were entered into in which the predecessor would lease a building of 3,967 square meters and a set of equipments from Yongye Nongfeng from September 28, 2008 to September 27, 2009. The estimated value of rentals of land lease and the combination of building and equipment lease are not materially different. Therefore, pursuant to the agreements, both Yongye Nongfeng and the predecessor would not charge any rental to each other for the lease. As described elsewhere herein, Yongye Nongfeng and the predecessor consummated an asset purchase on or about October 16, 2009 as part of a corporate restructuring and transferring of the fulvic acid manufacturing activities to Yongye Nongfeng. Total amounts payable under the agreement relating to such purchase aggregated approximately $3.8 million, the predecessor was entitled to an adjustment in its equity ownership of the CJV of approximately 4.5% and an additional approximate $945,000 was previously paid in 2008 in connection with the sale of equipment used in the manufacturing process.

As of December 31, 2007, the predecessor has borrowed $2,507,371 from Mr. Zishen Wu. These loans are short term in nature with no stated repayment term, unsecured and non-guaranteed, and non-interest bearing. Also, at December 31, 2007 the predecessor has $12,153 of long-term, unsecured and non-interest bearing loans from shareholders.

Other than the foregoing, there have been no transactions since January 1, 2007 or any currently proposed transaction, or series of transactions, to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any current or former director or officer of the Company, any 5% or greater shareholder of the Company or any member of the immediate family of any such persons had or will have a direct or indirect material interest other than as disclosed below.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

It is the Company’s policy that the Company will not enter into transactions required to be disclosed under item 404 of the SEC’s Regulation S-K unless the audit committee or another independent body of the board first reviews and approves the transactions.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years. Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

SELLING STOCKHOLDERS

The following table sets forth as of November 9, 2009, information regarding the current beneficial ownership of our Common Stock by the persons identified, based primarily on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the Shares offered by this prospectus, because they may from time to time offer all or some of their Shares under this prospectus or in another manner, no assurances can be given as to the actual number of Shares that will be resold by the Selling Stockholders (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of Shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the Shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three (3) years.

	Shares of Common Stock Owned Prior to Offering (a)	Maximum Number of Shares to Be Sold (b)		Shares Beneficially Owned After This Offering (c)(d)
Name of Selling Stockholder				Number	Percent

Marion Lynton	50,362	50,362	(e)	–	–
Ardsley Partners Fund II, LP	1,897,830	1,897,830	(f)	–	–
Ardsley Offshore Fund, Ltd.	453,028	453,028	(g)	–	–
Ardsley Partners Institutional Fund, LP	1,205,885	1,205,885	(h)	–	–
Special Situations Private Equity Fund, L.P.	1,229,004	1,456,336	(i)	–	–
Special Situations Cayman Fund, L.P.	1,688,750	2,110,938	(j)	–	–
Jayhawk Private Equity Fund, LP	156,719	309,481	(k)	–	–
Jayhawk Private Equity Co-Invest Fund, LP	9,868	19,486	(l)	–	–
BTG Investments, LLC	696,797	696,797	(m)	–	–
Straus Partners, LP	310,347	377,329	(n)	–	–
Straus-GEPT Partners, LP	243,913	298,716	(o)	–	–
Coronado Capital Partners, LP	156,380	196,975	(p)	–	–
SEI Private Trust Co FAO The JM Smucker Co Master Trust	227,332	284,165	(q)	–	–
Bai Ye Feng	133,871	133,871		–	–
Chestnut Ridge Partners, LP	179,137	223,791	(r)	–	–
MidSouth Investor Fund LP	249,760	330,950	(s)	–	–
Richard D. Squires	12,846	12,846		–	–
Andrew Park	12,178	12,178	(t)	–	–
ROTH Capital Partners LLC	564,978	811,202	(u)	–	–
Full Alliance International Limited	7,657,704	4,909,597	(v)	2,748,107	8.02%
Black River Small Capitalization Fund Ltd.	242,795	242,795	(w)		–
Black River Commodity Select Fund Ltd.	154,261	154,261	(x)		–
1998 Hempleman Family Trust	393,985	393,985	(y)	–	–
Guerrilla Partners LP	209,536	233,893	(z)	–	–
Hua-Mei 21st Century Partners, LP	398,082	454,915	(aa)	–	–
Lake Union Capital Fund, LP	2,000,000	2,000,000	(bb)
Special Situations Fund III QP, LP	974,026	974,026	(cc)
Lake Street Fund, L.P.	259,740	259,740	(dd)
Fred L. Astman Wedbush Morgan Securities Inc CTDN IRA R/O Holding 10/13/92	194,805	194,805	(ee)
The Hood Family Trust DTD 11/27/07	16,234	16,234	(ff)
John Peter Selda Wedbush Morgan Securities Inc CTDN IRA Contributory 08/27/96	48,701	48,701	(gg)
Gregory Cook Wedbush Morgan Sec Inc CTDN IRA Contributory 1/16/02	32,467	32,467	(hh)
Totals:	22,061,321	20,797,585		2,748,107

(a)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to Shares. Shares of Common Stock subject to options, warrants or other convertible securities convertible within sixty (60) days after November 9, 2009 , are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the Shares shown.

(b)
Includes the number of shares of Common Stock set forth below opposite each Selling Stockholders’ name, and the number of Warrant Shares that may be issued pursuant to such Selling Stockholder’s Warrant.  Does not include shares potentially transferable to such Selling Stockholder by Full Alliance under the terms of the Make Good Escrow Agreement that may be resold by such Selling Stockholder hereunder in the event of any such transfer , but which are registered pursuant hereto.  Each such Selling Stockholder that may potentially resell such shares has indicated the maximum amount of such resales in the relevant footnote to its beneficial ownership and shares offered amounts.

In September 2008, we completed a private placement for aggregate gross proceeds equal to $9,350,000, in which we sold 6,073,006 shares of our Common Stock and issued warrants to purchase up to 2,125,554 shares of Common Stock at an exercise price of $1.848 per share (the “September Warrants”), which exercise price was subsequently reduced to $1.54 pursuant to the terms of the warrants.

In connection with the September Offering, we entered into an escrow agreement with Roth, the Escrow Agent and the Pledgor (the “September Escrow Agreement”), pursuant to which 4,000,000 of the Shares issued to the Pledgor in the Share Exchange (the “September Escrow Shares”) were delivered to the Escrow Agent. Of the September Escrow Shares, 2,000,000 shares (the “Make Good Escrow Shares”) were held as security for the achievement of (i) the 2008 Net Income Threshold, and (ii) fully diluted earnings per share reported in the 2008 Annual Report on Form 10-K filed with the SEC (the “2008 Annual Report”) of no less than $0.42 (the “2008 Guaranteed EPS”). We achieved the 2008 Net Income Threshold and the 2008 Guaranteed EPS, and the Make Good Shares will remain in escrow as security for the achievement of certain net income and fully diluted earnings per share targets for the year ended December 31, 2009.

If prior to the second anniversary of the filing of the 2008 Annual Report, we report or recognize, or our auditors’ report or recognize that the financial statements contained in the 2008 Annual Report require an amendment or a restatement such that the Company would recognize or report adjusted 2008 After Tax Net Income (“ATNI”)  of less than the 2008 Net Income Threshold or adjusted earnings per share less than the 2008 Guaranteed EPS, then notwithstanding the retention of the Make Good Shares in the escrow, or any prior return of Make Good Shares to Full Alliance, Full Alliance will, within 10 business days following the earlier of the filing of such amendment or restatement or recognition, deliver the Make Good Shares to the investors in the September Offering. “2008 After Tax Net Income” means our operating income after taxes for the fiscal year ended December 31, 2008, determined in accordance with GAAP as reported in the 2008 Annual Report.

The Make Good Escrow Shares have been retained in the escrow after we achieved the 2008 Net Income Threshold and 2008 Guaranteed EPS, subject to an additional escrow for one year with respect to our 2009 operations.  In the event that (i) the 2009 After Tax Net Income equals or exceeds $12,649,248 and is less than $15,811,560, or (ii) the fully diluted earnings per share reported in the 2009 Annual Report on Form 10-K filed with the SEC (the “2009 Annual Report”), equals or exceeds $0.42 and is less than $0.53, then Make Good Shares equal to the product of (i)(A) $15,811,560 minus the 2009 After Tax Net Income, divided by (B) $15,811,560, and (ii) the Make Good Shares, shall be distributed on a pro-rata basis to the investors in the September Offering and the remaining Make Good Shares shall be returned to Full Alliance. In the event that (i) the 2009 After Tax Net Income is less than $12,649,248 or (ii) the fully diluted earnings per share reported in the 2009 Annual Report is less than $0.42, then all of the Make Good Shares shall be distributed on a pro-rata basis to the investors in the September Offering.  In the event that the (i) 2009 After Tax Net Income is equal to or greater than $15,811,560 and (ii) the fully diluted earnings per share reported in the 2009 Annual Report is equal to or greater than $0.53, then all of the Make Good Shares shall be returned to Full Alliance. If the 2009 Annual Report is not filed timely with the SEC and remains unfiled for a period in excess of days after the date due (taking into account the relief permitted under Rule 12(b)-25 of the Securities Exchange Act of 1934, as amended), then the 2009 After Tax Net Income shall be deemed to be less $12,649,248, and all of the Make Good Shares shall be distributed on a pro-rata basis to the investors in the September Offering.  If prior to the second anniversary of the filing of the 2009 Annual Report, we report or recognize, or our auditors’ report or recognize that the financial statements contained in the 2009 Annual Report require an amendment or restatement such that the Company would recognize or report adjusted 2009 After Tax Net Income of less than $12,649,248 or adjusted earnings per share less than $0.42, then notwithstanding any prior return of the Make Good Shares, or any portion thereof, to Full Alliance, Full Alliance will, within 10 business days following the earlier of the filing of such amendment or restatement or recognition, deliver the relevant Make Good Shares to the investors in the September Offering; provided, however, that if any portion of the Make Good Shares have been previously distributed, Full Alliance shall only be responsible for transferring such number of Make Good Shares up to the number of Make Good Shares that were previously returned to Full Alliance. In no event shall the Full Alliance be responsible for transferring any number of Make Good Shares in excess of what has been previously returned to Full Alliance. “2009 After Tax Net Income” shall mean the Company’s operating income after taxes for the fiscal year ending December 31, 2009, determined in accordance with GAAP as reported in the 2009 Annual Report.

2,000,000 shares of the September Escrow Shares (the “Restructuring Make Good Shares”) are being held as security for the timely issuance by the relevant governmental authority of a fertilizer license to the CJV and completion of the restructuring of Yongye Nongfeng Biotechnology (the “CJV Restructuring”). In the event that (1) the license has not been issued to Yongye Nongfeng Biotechnology by June 30, 2009, or such later date as agreed to by us and the investors in the September Offering holding a majority of the shares issued in the September Offering at such time (the “License Grant Date”), or (2) the license has been issued by the License Grant Date (the “Restructuring Completion Date”), but the CJV Restructuring is not completed by the date that is 132 calendar days after the License Grant Date, the Restructuring Make Good Shares shall be distributed on a pro-rata basis to the investors in the September Offering. If the license is issued by the License Grant Date and the CJV Restructuring is completed by the Restructuring Completion Date, the Restructuring Make Good Shares shall be returned to Full Alliance.

(c)
Applicable percentage of ownership is based on 34,275,134 shares of Common Stock outstanding as of November 6, 2009, together with all applicable warrants, options or other securities convertible into shares of Common Stock for the named Selling Stockholder.

(d)	Assumes sale of all shares of Common Stock offered under this prospectus, including exercise of all Warrants related thereto.

(e)
Philip J. Hempleman has voting and investment control over the securities held by Marion Lynton. In addition, such Selling Stockholder may receive 6,224 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(f)
Philip J. Hempleman has voting and investment control over the securities held by Ardsley Fund II, LP. In addition, such Selling Stockholder may receive 244,013 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(g)	Philip J. Hempleman has voting and investment control over the securities held by Ardsley Offshore Fund, Ltd.

(h)
Philip J. Hempleman has voting and investment control over the securities held by Ardsley Partners Institutional Fund, LP. In addition, such Selling Stockholder may receive 156,101 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(i)
Includes warrants exercisable for 227,332 shares of Common Stock at an exercise of price of $1.54 per share. AWM is the investment adviser to SSPS.  Marxe and Greenhouse are the principal owners of AWM.  Through their control of AWM, Marxe and Greenhouse share voting and investment control over the portfolio securities of SSPS.  In addition, such Selling Stockholder may receive 149,733 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(j)
Includes warrants exercisable for 422,188 shares of Common Stock at an exercise of price of $1.54 per share. AWM is the general partner of and investment adviser to Cayman.  Marxe and Greenhouse are the principal owners of AWM.  Through their control of AWM, Marxe and Greenhouse share voting and investment control over the portfolio securities of Cayman.  In addition, such Selling Stockholder may receive 278,075 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(k)
Includes warrants exercisable for 152,762 shares of Common Stock at an exercise of price of $1.54 per share. Kent C. McCarthy has voting and investment control over the securities held by Jayhawk Private Equity Fund, LP.

(l)
Includes warrants exercisable for 9,618 shares of Common Stock at an exercise of price of $1.54 per share. Kent C. McCarthy has voting and investment control over the securities held by Jayhawk Private Equity Co-Invest Fund, LP.

(m)
Each of Bryon Roth and Gordon Roth have voting and investment control over the securities held by BTG Investments, LLC (“BTG”).  BTG is an affiliate of Roth Capital Partners LLC, a registered broker-dealer.

(n)
Includes warrants exercisable for 67,342 shares of Common Stock at an exercise of price of $1.54 per share. Melville Straus has voting and investment control over the securities held by Straus Partners, L.P. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days’ prior notice to us, provided that the cap in no event exceeds 9.99%.  In addition, such Selling Stockholder may receive 24,064 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(o)
Includes warrants exercisable for 54,803 shares of Common Stock at an exercise of price of $1.54 per share. Melville Straus has voting and investment control over the securities held by Straus-GEPT Partners, L.P. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days’ prior notice to us, provided that the cap in no event exceeds 9.99%.  In addition, such Selling Stockholder may receive 29,412 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(p)
Includes warrants exercisable for 40,595 shares of Common Stock at an exercise of price of $1.54 per share. Zach Easton has voting and investment control over the securities held by Coronado Capital Partners, L.P.

(q)
Includes warrants exercisable for 56,833 shares of Common Stock at an exercise of price of $1.54 per share. Zach Easton has voting and investment control over the securities held by SEI Private Trust Co- FAO The JM Smucker Co Master Trust.

(r)
Includes warrants exercisable for 44,654 shares of Common Stock at an exercise of price of $1.54 per share. Kenneth Pasternak, is the managing member and has voting and investment control over the securities held by Chestnut Ridge Partners, LP.

(s)
Includes warrants exercisable for 41,190 shares of Common Stock at an exercise of price of $1.54 per share. Lyman O. Heidtke is the General Manager of MidSouth Investor Fund LP (“MidSouth”) and has voting and investment control over the securities held by MidSouth. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days’ prior notice to us, provided that the cap in no event exceeds 9.99%.  In addition, such Selling Stockholder may receive 53,476 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.  MidSouth is an affiliate of a registered broker-dealer.

(t)	Includes warrants exercisable for 12,178 shares of Common Stock at an exercise of price of $1.54 per share.

(u)
Includes warrants exercisable for 246,224 shares of Common Stock at an exercise of price of $1.848 per share. Each of Bryon Roth and Gordon Roth have voting and investment control over the securities held by Roth Capital Partners, LLC. Roth has acted as our exclusive financial advisor and placement agent in connection with the April offering and the September offering.

(v)	Includes the 4,000,000 Escrow Shares held in escrow pursuant to the September Escrow Agreement that was executed in connection with the September Offering.

(w)
Consists of  242,795 shares of Common Stock owned by Black River Small Capitalization Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Small Capitalization Fund Ltd. Richard Gammill has voting and/or investment control over the shares owned by the selling stockholder. In addition, such Selling Stockholder may receive 641,711 shares as a result of our failure to achieve targeted amounts of after-tax net income in 2009 as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(x)
Consists of  154,261 shares of Common Stock owned by Black River Commodity Select Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Commodity Select Fund Ltd. Rosamond Borer has voting and/or investment control over the shares owned by the selling stockholder.  In addition, such Selling Stockholder may receive 203,209 shares as a result of our failure to achieve targeted amounts of after-tax net income in 2009 as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(y)
Consists of 393,985 shares of Common Stock owned by 1998 Hempleman Family Trust. Philip J. Hempleman has voting and investment control over the securities held by 1998 Hempleman Family Trust. In addition, such Selling Stockholder may receive 107,031 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(z)
Includes warrants exercisable for 24,357 shares of Common Stock at an exercise price of $1.54 per share. Consists of 97,428 shares of Common Stock owned by Guerilla Partners LP. Peter Siris and Leigh S. Curry have shared voting and investment control over the securities held by Guerilla Partners LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days’ prior notice to us, provided that the cap in no event exceeds 9.99%.  In addition, such Selling Stockholder may receive 32,085 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(aa)
Includes warrants exercisable for 56,833 shares of Common Stock at an exercise price of $1.54 per share. Consists of 227,332 shares of common stock owned by Hua-Mei 21st Century Partners LP. Peter Siris and Leigh S. Curry have shared voting and investment control over the securities held by Hua-Mei 21st Century Partners, LP. Based upon the terms of the September Warrant issued to the holder, the holder may not exercise the September Warrant if after giving effect to the issuance of shares of Common Stock issuable upon exercise of any portion of the September Warrant, on any such date it (together with its affiliates) would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock (the calculation of the holder’s  beneficial ownership in the table above does not consider the 4.99% cap); however, it can elect to increase or decrease the cap  upon 61 days’ prior notice to us, provided that the cap in no event exceeds 9.99%.  In addition, such Selling Stockholder may receive 74,866 shares under each of (i) our failure to achieve targeted amounts of after-tax net income in 2009 and (ii) our failure to effect our corporate restructuring on the contemplated timetable, in each case as contemplated by the Make Good Escrow Agreement.  Any such shares received would be offered by such Selling Stockholder hereunder.

(bb)	Michael Robert Self has voting and investment control over the securities held by Lake Union Capital Fund, LP.

(cc)	Austin Marxe and David Greenhouse have voting and investment control over the securities held by Special Situations Fund III QP, L.P.

(dd)
Scott Hood and Fred L. Astman have shared voting and investment control over the securities held by Lake Street Fund, L.P. (“Lake Street Fund”).  Lake Street Fund is an affiliate of a registered broker-dealer.

(ee)
Fred L. Astman has voting and investment control over the securities held by Fred L. Astman Wedbush Morgan Securities Inc. CTDN IRA R/O Holding 10/13/92 (the “Astman Trust”).  The Astman Trust is an affiliate of a registered broker-dealer.

(ff)
Scott W. Hood and Heidi J. Hood TTEE have shared voting and investment control over the securities held by The Hood Family Trust DTD 11/27/07 (the “Hood Trust”).  The Hood Trust is an affiliate of a registered broker-dealer.

(gg)	John Peter Selda has voting and investment control over the securities held by John Peter Selda Wedbush Securities Inc CTDN IRA Cont 08/27/96.

(hh)	Gregory Cook has voting and investment control over the securities held by Gregory Cook Wedbush Morgan Sec Inc CTDN IRA Contributory 1/16/02.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC is a registered broker dealer and FINRA member firm and listed as a selling stockholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offerings which were completed on April 17, 2008, September 8, 2008 and May 8, 2009.  Roth Capital Partners, LLC received cash commissions, reimbursement of $197,710.16 for its counsel fee and certain out-of-pocket expenses related to the April private placement and the May private placement, and warrants to purchase 1,503,087 shares of our Common Stock in the aggregate with an exercise price of $1.848 per share in connection with the private placements. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying warrants granted to Roth Capital Partners, LLC.

The warrants granted to Roth Capital Partners, LLC expire on April 17, 2013, September 8, 2013 and May 8, 2014, respectively. The 246,224 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except for transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

In addition, Roth Capital Partners, LLC was granted a right of first refusal to serve as the Company’s exclusive lead manager, sole placement agent, investment banker or an advisory role in connection with any public or private offering of the Company’s securities for a twelve-month period commencing on the closing date of the April private placement offering.  Further, two affiliates of Roth Capital Partners, LLC invested in the April 2008 private placement on the same terms as the other investors in the offering, and one affiliate of Roth Capital Partners, LLC invested in the May 2009 private placement on the same terms as the other investors in the offering.

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled “Selling Security Holders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

FINRA Rule 5110 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each Selling Stockholder that it may not use Shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on The NASDAQ Stock Market (“NASDAQ”) under the trading symbol “YONG”. Between April 30, 2008 and September 3, 2009, our common stock was quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “YGII.OB”. Until April 29, 2008, our common stock was traded under the symbol “GDTN.OB”. The closing price for our common stock on NASDAQ on November 5, 2009 was $9.65 per share.

The following table shows by each fiscal quarter and partial period, where applicable, the range of high and low bid quotations reported by the OTCBB or NASDAQ, as applicable, in each fiscal quarter from January 1, 2008 to December 31, 2008, the first quarter of 2009, the second quarter of 2009, the third quarter of 2009 and the fourth quarter of 2009 through November 5, 2009. There were no reported bids for our common stock during 2007, 2006 and the first quarter of 2008. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year	Period	High	Low

2008	First Quarter	—	—

	Second Quarter	$3.75	$1.75

	Third Quarter	4.65	2.00

	Fourth Quarter	2.00	1.25

2009	First Quarter	$1.60	$0.65

	Second Quarter	3.62	1.50

	Third Quarter	8.39	3.30

	Fourth Quarter (through November 5)	12.00	7.70

Holders

As of November 5, 2009, there were approximately 43 active record holders of our common stock.

Dividends

We have not paid any cash dividends on shares of our common stock and do not plan to do so in the near future. We currently plan to retain future earnings to fund the development and growth of our business. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

As of November 5, 2009, we did not have any active equity compensation plans.

Equity Repurchases

No repurchases of our common stock were made during the first or second quarter of 2009.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification. Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. The “Additional Provisions” of our articles of incorporation provide for the indemnification of our directors, officers and agents to the fullest extent permitted by Nevada law. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. The “Additional Provisions” of our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

We believe that the indemnity and limitation of liability provisions contained in our bylaws and in our certificate of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, has advised us with respect to legal matters related to the registration and offering of the shares of our Common Stock offered hereby. The validity of the shares of our Common Stock offered hereby has been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

The audited financial statements as of and for the year ended December 31, 2007 have been included in this prospectus in reliance upon the report of Patrizio & Zhao, LLC an independent registered public accounting firm, appearing in this registration statement, and their authority as experts in accounting and auditing.  The audited consolidated financial statements as of and for the year ended December 31, 2008 have been included in this prospectus in reliance upon the report of MSPC Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, appearing in this registration statement, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 24, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 19, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 7, 2009;

•	Current Report on Form 8-K dated October 16, 2009, filed on October 22, 2009;

•	Current Report on Form 8-K dated October 13, 2009, filed on October 16, 2009;

•	Current Report on Form 8-K dated August 5, 2009, filed on August 5, 2009;

•	Current Report on Form 8-K dated June 23, 2009, filed on June 24, 2009;

•	Current Report on Form 8-K dated June 1, 2009, filed on June 8, 2009;

•	Current Report on Form 8-K/A dated May 21, 2009, filed on May 28, 2009;

•	Current Report on Form 8-K dated May 21, 2009, filed on May 22, 2009;

•	Current Report on Form 8-K dated May 8, 2009, filed on May 8, 2009;

•	Current Report on Form 8-K dated April 20, 2009, filed on April 24, 2009;

•	Current Report on Form 8-K dated April 10, 2009, filed on April 14, 2009;

•	Current Report on Form 8-K dated March 17, 2009, filed on March 31, 2009;

•	Current Report on Form 8-K dated February 18, 2009, filed on February 18, 2009; and
•	The description of our common stock contained in the Registration Statement on Form 8-A12B dated August 31, 2009, filed on August 31, 2009.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at Yongye International, Inc., 6th Floor, Suite 608 Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC, or calling us at 86-10-8232-8866 x8880.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,177
Legal Fees and Expenses *	24,000
Accounting Fees and Expenses *	10,000
Miscellaneous *	2,460
Total	$37,637

* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ for a description of such indemnification provisions. We maintain officers’ and directors’ liability insurance.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. The “Additional Provisions” of our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

EXHIBITS

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of April 17, 2008.(1)

2.2	Articles of Merger with Agreement and Plan of Merger.(6)

3.1	Amended Articles of Incorporation.(1)

3.2	Articles of Merger with Agreement and Plan of Merger.(6)

3.3	Bylaws.(5)

4.1	Form of Investor Warrant (i).(1)

4.2	Form of Investor Warrant (ii).(1)

4.3	Form of Placement Agent Warrant.(5)

4.4	Registration Rights Agreement, dated as of April 17, 2008.(1)

4.5	Registration Rights Agreement, dated as of September 5, 2008.(2)

4.6	Registration Rights Agreement, dated as of May 9, 2009.(3)

5.1	Opinion of Lewis & Roca LLP.*

10.1	Securities Purchase Agreement, dated as of April 17, 2008.(1)

10.2	Lockup Agreement, dated as of April 17, 2008.(1)

10.3	Make Good Escrow Agreement, dated as of April 17, 2008.(1)

10.4	Closing Escrow Agreement, dated as of April 17, 2008.(1)

10.5	Sales Agreement, dated April 1, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd .(1)

10.6	Cooperation Agreement dated January 15, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd.(1)

10.7	Sino-foreign Cooperative Joint Venture Contract, dated November 16, 2007 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.8	Supplemental Agreement to the Sino-foreign Cooperative Joint Venture Contract by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.9	Securities Purchase Agreement, dated as of September 5, 2008.(2)

10.10	Make Good Escrow Agreement, dated as of September 5, 2008.(2)

10.11	Closing Escrow Agreement, dated as of September 5, 2008.(2)

10.12	Securities Purchase Agreement, dated as of May 8, 2009.(3)

10.13	Closing Escrow Agreement, dated as of May 8, 2009.(3)

10.14	Employment Contract of Zishen Wu, executed April 17, 2008.(1)

10.15	Employment Contract of Zhao Qiang, executed April 17, 2008.(1)

10.16	Employment Contract of Larry Gilmore, executed April 17, 2008.(1)

10.17	Employment Contract of Sam (Yue) Yu, dated March 25, 2009.(4)

10.18	Form of Non-Independent Director Contract.(5)

10.19	Form of Independent Director Contract.(5)

10.20	Form of Vehicle Usage Agreement.**

14.1	Code of Ethics.(7)

21.1	Subsidiaries of the Registrant.(5)

23.1	Consent of MSPC Certified Public Accountants and Advisors, P.C., an independent registered accounting firm.*

23.2	Consent of Patrizio & Zhao, LLC, an independent registered accounting firm.*

23.3	Consent of Lewis & Roca LLP (included in its opinion filed as Exhibit 5.1).*

23.4	Consent of Loeb & Loeb LLP.**

24.1	Power of Attorney (contained in the signature page to this registration statement).(5)

99.1	Certificate of Scientific and Technological Advancements granted by the Inner Mongolia Autonomous Region Science and Technology Bureau, dated December 8, 2008.**

99.2	Consent of Scientific and Technological Advancements granted by the Inner Mongolia Autonomous Region Science and Technology Bureau, dated December 8, 2008.**

* Filed herewith.

** Previously filed.

(1)           Incorporated by reference herein to the Report on Form 8-K filed on April 22, 2008.

(2)           Incorporated by reference herein to the Company’s Registration Statement on Form S-1/A (Reg. No. 333-150949) filed with the Securities and Exchange Commission on September 9, 2008.

(3)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2009.

(4)           Incorporated by reference herein to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2009.

(5)           Incorporated by reference herein to the Company’s Registration Statement on Form S-1 (Reg. No. 333-159892) filed with the Securities and Exchange Commission on June 11, 2009.

(6)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2009.

(7)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2009.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a)          The undersigned registrant will:

(1)          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)           include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective registration statement; and

(iii)         include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(6)          For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)         Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, PRC on November 9, 2009.

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Name:	Zishen Wu
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sam Yu
Name:	Sam Yu
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: November 9, 2009	By:	*
Name: Taoran Sun
Title: Director

Dated: November 9, 2009	By:	*
Name: Zhao Qiang
Title: Director

Dated: November 9, 2009	By:	*
Name: Guo Xiaochuan
Title: Director

Dated: November 9, 2009	By:	*
Name: Zhang Rijun
Title: Director

Dated: November 9, 2009	By:	*
Name: Li Xindan
Title: Director

Dated: November 9, 2009	By:	*
Name: Sean Shao
Title: Director

Dated: November 9, 2009	By:	/s/ Sam Yu
Name: Sam Yu
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

* Dated: November 9, 2009	By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Attorney-in-Fact and Chief Executive Officer (Principal Executive Officer)